UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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 BLACKBAUD, INC.

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Notice of 2013
Annual Meeting
and
Proxy Statement

April 30, 2013

Fellow Blackbaud Stockholders:
As stewards of our Company, we are committed to achieving sustainable long-term performance and creating stockholder value through the execution of a strong business model. With that in mind, the Board of Directors is pleased with the Company's progress in 2012 and, in particular, that in the past year the Company:

•	Increased its annual revenue by 21% from $370.9 million in 2011 to $447.4 million in 2012;

•	Completed its $336 million acquisition of Convio;

•	Exceeded its stated goal of $9-$10 million of annualized cost savings as part of the Convio integration;

•	Provided returns to stockholders by paying $21.7 million in dividends;

•	Generated $68.7 million of cash flow from operations;

•	Grew its Enterprise CRM customer base with 19 new CRM customers;

•	Amended and restated its credit facility to increase its available borrowing capacity; and

•	Extended its leadership position in the online fundraising segment.
We are equally committed to continuing stockholder communication and engagement to better understand your views on our Company and, in particular, our executive compensation. While, we were pleased that during the 2012 Annual Meeting of Stockholders, 99.4% of our outstanding stock voting on the matter voted for our Say-on-Pay proposal, we know that we must continually reinforce our commitment to pay for performance principles.
In 2012, as we do every year, we reviewed our executive compensation programs with our Compensation Committee's independent outside compensation consultant, Compensia Inc., and held discussions with many of our stockholders to understand their philosophies on compensation practices. As a demonstration of the Company's continued focus on pay for performance in 2012, the Company changed its practices for annual grants of SARs to certain named executive officers from SARs which vest solely on the basis of passage of time, to performance-based SARs which vest only upon both the passage of time and the attainment of certain performance goals. Previously, the Company also:

•
Eliminated the automatic renewal feature, removed the tax gross-up for penalties imposed by Section 409(A) of the Internal Revenue Code of 1986, as amended, and implemented a clawback of our CEO's incentive-based compensation in certain circumstances;

•	Replaced our CEO's annual equity award payable in time-based SARs with a potential grant of performance-based restricted stock units; and

•	Granted performance-based restricted stock units to all our named executive officers to reinforce our commitment to pay-for-performance.
We believe our compensation decisions reinforce our strong pay for performance compensation philosophy. We are committed to providing competitive, performance-based compensation opportunities to our executive officers, who collectively are responsible for making our Company successful.
We appreciate your investment in Blackbaud and value your input and continued support.

The Board of Directors of Blackbaud, Inc.
2000 Daniel Island Drive, Charleston, SC 29492 T 800.443.9441 F 843.216.6100 www.blackbaud.com

2000 Daniel Island Drive
Charleston, South Carolina 29492

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2013
Fellow Blackbaud Stockholders:
The 2013 Annual Meeting of Stockholders of Blackbaud, Inc. will be held on Wednesday, June 19, 2013 at 10:00 a.m. Eastern Time at our corporate headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina to take action on the following business:

1.	To elect the two Class C directors named in the Proxy Statement for a three-year term expiring in 2016;

2.	To approve, on an advisory basis, our 2012 executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
These matters are more fully described in the Proxy Statement accompanying this Notice.
If you were a stockholder of record of Blackbaud common stock as of the close of business on April 22, 2013, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof. A list of stockholders eligible to vote at the meeting will be available during our regular business hours at our principal office in Charleston, South Carolina for the ten days prior to the meeting for review for any purposes related to the meeting.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this Notice, the Proxy Statement (including an electronic Proxy Card for the meeting) and our 2012 Annual Report to Stockholders via the Internet. Taking advantage of these rules allows us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.
You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the accompanying Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible.

By order of the Board of Directors of Blackbaud, Inc.

Jon W. Olson,
Vice President, General Counsel and Secretary
Charleston, South Carolina
Dated: April 30, 2013

i

BLACKBAUD, INC.

PROXY STATEMENT
2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2013
Information Concerning Solicitation and Voting
We are furnishing this Proxy Statement to the holders of our common stock in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on Wednesday, June 19, 2013 at 10:00 a.m. Eastern Time, at our headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 22, 2013 are entitled to notice of and to vote at the meeting.
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials, including the Notice, this Proxy Statement, our 2012 Annual Report to Stockholders, including financial statements, and a Proxy Card for the meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on April 30, 2013. We mailed a Notice of Internet Availability of Proxy Materials on or about April 30, 2013 to our stockholders of record and beneficial owners as of April 22, 2013, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request.
Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting.
We bear the expense of soliciting proxies. We have retained AST Phoenix Advisors to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. The anticipated cost of the services of AST Phoenix Advisors is $9,000 plus expenses. Our directors, officers or employees may also solicit proxies personally or by telephone, e-mail, facsimile or other means of communication. We do not intend to pay additional compensation for doing so. We might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

Questions and Answers about the 2013 Annual Meeting of Stockholders

Q:	Who may vote at the meeting?

A:
The Board of Directors set April 22, 2013 as the record date for the meeting. If you owned our common stock at the close of business on April 22, 2013, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 22, 2013, there were 45,647,090 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2013 Annual Meeting of Stockholders.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:	What is the quorum requirement for the meeting?

A:
A majority of our outstanding shares as of the record date must be present at the 2013 Annual Meeting of Stockholders in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	Are present and entitled to vote in person at the meeting; or

•	Have voted by telephone, by Internet, or properly submitted a Proxy Card or Voter Instruction Card.
If you are present in person or by proxy, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in this Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A:	The three proposals to be voted on at the 2013 Annual Meeting of Stockholders are as follows:

1.	To elect the two Class C directors named in the Proxy Statement for a three-year term expiring in 2016;

2.	To approve, on an advisory basis, our 2012 executive compensation; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the Proxy Card or Voter Instruction Card will vote the shares they represent using their best judgment.

Q:	How may I vote my shares in person at the meeting?

A:
If you are a stockholder of record, you have the right to vote in person at the 2013 Annual Meeting of Stockholders. You will need to present a form of personal photo identification in order to be admitted to the meeting. If you are a beneficial owner of shares held in street name, you are also invited to attend the meeting. Because a beneficial owner is not a stockholder of record, however, you may not vote these shares in person at the meeting unless you obtain a legal proxy from your broker, bank, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:
If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the proxy materials on the secured website http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25567 and following the voting instructions on that website;

•	Via telephone by calling toll free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 outside the United States and following the recorded instructions; or

•
By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m. Eastern Time on June 18, 2013. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors.

Q:	How can I change my vote after submitting it?

A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•
Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•
Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).
If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your bank, broker, nominee or trustee. You may also vote in person at the meeting if you obtain a legal proxy from them.

Q:	Where can I find the voting results of the meeting?

A:	We will announce the preliminary voting results at the 2013 Annual Meeting of Stockholders. We will publish the final results in a Form 8-K filed with the SEC within four business days of the meeting.

Q:	For how long can I access the proxy materials on the Internet?

A:
The Notice, Proxy Statement, Proxy Card, 2012 Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are also available, free of charge, in PDF and HTML format at http://proxy.blackbaud.com and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
The Board of Directors consists of seven members and is divided into three classes, the members of which each serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class C directors, Marc E. Chardon and Sarah E. Nash, have been nominated to fill a three-year term expiring in 2016. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2014 and 2015, respectively, will remain in office.
If you are a stockholder of record, unless you mark your Proxy Card otherwise, the proxy holders will vote the proxies received by them for the two Class C nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.
If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.
The name of and certain information regarding each Class C nominee as of April 22, 2013 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There are no family relationships among our directors, director nominees or executive officers. The business address for each nominee for matters regarding Blackbaud is 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name	Director Since	Age	Position(s) With Blackbaud
Class C Nominees for Terms Expiring in 2016
Marc E. Chardon	November 2005	57	President, Chief Executive Officer and Director
Sarah E. Nash	July 2010	59	Director
Class A Directors with Terms Expiring in 2014
Timothy Chou	June 2007	58	Director
Joyce M. Nelson	September 2012	62	Director
Class B Directors with Terms Expiring in 2015
Andrew M. Leitch	February 2004	69	Chairman of the Board of Directors
George H. Ellis	March 2006	64	Director
David G. Golden	July 2010	54	Director
The Board of Directors unanimously recommends that stockholders vote FOR the two Class C director nominees listed above.
Class C Director Nominees
Marc E. Chardon has served as our President, Chief Executive Officer and a member of the Board of Directors since November 2005. Previously, Mr. Chardon served as Chief Financial Officer for the $11 billion Information Worker business group at Microsoft Corporation, where he was responsible for the core functions of long-term strategic financial planning and business performance management. He joined Microsoft in August 1998 as General Manager of Microsoft France. Prior to joining Microsoft, Mr. Chardon was General Manager of Digital France. He joined Digital in 1984 and held a variety of international marketing and business roles within the company. In 1994, Mr. Chardon was named Director, Office of the President, with responsibility for Digital’s corporate strategy development. Mr. Chardon is an American/French dual national. He is an economics honors graduate from Harvard University. Among other experience, qualifications, attributes and skills, as our President and Chief Executive Officer since November 2005, Mr. Chardon’s unique experience and perspective on our business led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure. In January 2013, Mr. Chardon informed us that he is resigning as our President and Chief Executive Officer and director at the end of 2013, or earlier if we appoint his successor. We are searching for Mr. Chardon's replacement.
Sarah E. Nash joined the Board of Directors in July 2010. Ms. Nash currently serves on the board of directors of Knoll, Inc., Merrimack Pharmaceuticals, Inc., and Irving Oil Company, a private company. She is trustee of the New York-Presbyterian Hospital, the New York Restoration Project, and Washington and Lee University. She is also a member of the

Business Leadership Council of City University of New York and the National Board of the Smithsonian Institution. Ms. Nash spent nearly 30 years in investment banking at JPMorgan Chase & Co., retiring as Vice Chairman in 2005. Ms. Nash holds a BA in political science from Vassar College. Among other experience, qualifications, attributes and skills, Ms. Nash’s knowledge and experience in capital markets, strategic transactions, corporate governance and non-profit organizations led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.
Other Directors Not Up for Re-election at this Meeting
Timothy Chou has served on the Board of Directors since June 2007. From November 1999 until January 2005, he served as President of Oracle On Demand, a division of Oracle Corporation. Prior to that, Mr. Chou served as Chief Operating Officer of Reasoning, Inc., an information technology services firm, and as Vice President, Server Products, of Oracle Corporation. He served as a director of Embarcadero Technologies, Inc. from July 2000 to June 2007. Mr. Chou is the author of “The End of Software” and is a lecturer at Stanford University. Mr. Chou holds a BS in Electrical Engineering from North Carolina State University and MS and PhD degrees in Electrical Engineering from the University of Illinois Urbana-Champaign. Among other experience, qualifications, attributes and skills, Mr. Chou’s knowledge and experience in the software-as-a-service and cloud computing industry and in senior leadership roles in large organizations in the information technology industry led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.
Joyce M. Nelson joined the Board of Directors in September 2012. Ms. Nelson served as President and Chief Executive Officer of the National Multiple Sclerosis Society, or NMSS, from November 2004 to October 2011. From December 1991 to November 2004 she led NMSS's national field services and fund raising departments. From September 1985 to December 1991 she lead the Mid America (Greater Kansas City) chapter for NMSS. Ms. Nelson was previously on the board of directors of NMSS and the Multiple Sclerosis International Federation, and she currently serves as an advisory board member to the North Park University School of Non-Profit Management. Ms. Nelson holds a BA in English from North Park University. Among other experience, qualifications, attributes and skills, Ms. Nelson’s knowledge and experience in the nonprofit industry and senior leadership roles in a large nonprofit organization led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.
Andrew M. Leitch was appointed to the Board of Directors in February 2004 and has served as our Chairman since July 2009. Mr. Leitch was with Deloitte & Touche LLP for over 27 years, last serving as the Vice Chairman of the Management Committee, Hong Kong from September 1997 to March 2000. Mr. Leitch has served on the board of directors of the following public companies: STR Holdings, Inc. (since November 2009); Cardium Therapeutics, Inc. (since August 2007); L & L Energy, Inc. (from February 2011 to August 2011); and Aldila, Inc. (from May 2004 to February 2010). Mr. Leitch also serves as director of several private companies. He is a CPA in the State of New York and a Chartered Accountant in Ontario, Canada. Among other experience, qualifications, attributes and skills, Mr. Leitch’s experience in auditing and accounting, as well as on boards of directors and management skills, led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.
George H. Ellis joined the Board of Directors in March 2006. Mr. Ellis has been Chief Financial Officer of The Studer Group L.L.C., a private company in the health care industry, since September 2011. Prior to that, from July 2006 to August 2011, Mr. Ellis was Chief Financial Officer of Global 360, Inc., now OpenText, a private company offering business process management services. Since April 2010, Mr. Ellis has served on the board of Liquidity Services, Inc., currently as Chairman of its audit committee. He has also served in several capacities at Softbrands, Inc., as a member of its board of directors from October 2001 to August 2009, serving as Chairman from October 2001 to June 2006, and Chief Executive Officer from October 2001 to January 2006. Mr. Ellis was the Chairman and Chief Executive Officer of AremisSoft Corporation from October 2001 to confirmation of its plan of reorganization under Chapter 11 of the Federal Bankruptcy Code in August 2002. Mr. Ellis, who served as a director of AremisSoft from April 1999 until February 2001, accepted the position at AremisSoft to assist in the reorganization. Mr. Ellis served on the board of directors of PeopleSupport, Inc. from October 2004 to October 2008. Mr. Ellis has served on the board of directors and advisory boards of several nonprofit companies in the Dallas area. Mr. Ellis is a licensed CPA and an attorney in the State of Texas. Mr. Ellis holds a BS in accounting from Texas Tech University and a JD from Southern Methodist University. Among other experience, qualifications, attributes and skills, Mr. Ellis’ knowledge and experience in leading large organizations in the information technology industry and his experience with accounting, financial and auditing matters, as well as with nonprofit companies, led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.
David G. Golden joined the Board of Directors in July 2010. Mr. Golden has been a Managing Partner at Revolution Ventures, an early-stage venture affiliate of Revolution LLC, since January 2013. Mr. Golden was a Partner, Executive Vice

President and Strategic Advisor at Revolution LLC, a private investment company, from March 2006 until December 2011. Prior to that Mr. Golden spent 18 years, including five years as Vice Chairman, with J.P. Morgan Chase & Co. (and predecessor companies). Mr. Golden also served as Executive Chairman at Code Advisors, a private merchant bank, from its founding in 2010 through 2012. Mr. Golden currently serves on the board of directors of Barnes & Noble, Inc. and private companies including Everyday Health, Inc., Extend Health, Inc. and Vinfolio, Inc. He also is on the board of trustees of The Branson School. Mr. Golden has served on the boards of directors and advisory boards of several private companies. Mr. Golden holds an AB in Government from Harvard College and a JD from Harvard Law School. Among other experience, qualifications, attributes and skills, Mr. Golden’s knowledge and experience in capital markets, strategic transactions and financial and legal matters led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Vote Required
The election of each Class C director requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote that are present or represented at the meeting and voted in the election of directors. In accordance with Delaware law, abstentions will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes will not. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the election, and, accordingly, will not affect the election of directors.

CORPORATE GOVERNANCE MATTERS
Information about the Board
The Board of Directors currently comprises seven members, namely Chairman Andrew M. Leitch, Marc E. Chardon, Timothy Chou, George H. Ellis, David G. Golden, Sarah E. Nash and Joyce M. Nelson.
We have historically separated the position of Chairman, currently independent director Andrew M. Leitch, and that of Chief Executive Officer (“CEO”), currently Marc E. Chardon. While the Board of Directors believes the separation of these positions has served our Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and CEO. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees, Mr. Leitch’s experience in boards of directors and management skills, and Mr. Chardon’s historical experience and understanding of our Company and industry.
Independence of Directors
The Board of Directors has adopted categorical standards or guidelines to assist it in making independence determinations with respect to each director. These standards are published in Section 1 of our Corporate Governance Guidelines and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com. The Board has determined that the following six directors are independent within the meaning of Rule 5605(a)(2) of the Nasdaq Marketplace Rules: Mr. Chou; Mr. Ellis; Mr. Golden; Mr. Leitch; Ms. Nash; and Ms. Nelson. As part of such determination of independence, the Board has affirmatively determined that none of these directors have a relationship with us that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Mr. Chardon, our President and CEO, is the only member of management serving as a director.
Selection of Nominees for the Board of Directors
The Nominating and Corporate Governance Committee of the Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to the Board and the selection of new directors to serve on the Board. In addition, the Committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. The Committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including strength of character, mature judgment, career specialization, relevant technical skills and independence. While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider diversity to be an additional desirable characteristic in potential nominees. This commitment to diversity is part of our Corporate Governance Guidelines, which are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
Our Bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director, whether by inclusion of such business in our proxy materials or otherwise, must deliver written notice of the nomination by registered mail, return receipt requested, to the Corporate Secretary at our principal executive offices not more than 75 and not less than 45 days before the meeting at which directors are to be elected. Any such notice must set forth the following: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in the director nomination of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election as a director. Our Bylaws define “Stockholder Associated Person” as (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person. The Nominating and Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons as well as its own nominee recommendations.
Board Committees
The Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors in accordance with Rule 5605(a)(2) of the Nasdaq

Marketplace Rules, the Sarbanes-Oxley Act and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”).
Our Audit Committee currently comprises Chairman George H. Ellis, David G. Golden and Andrew M. Leitch. The Board of Directors has determined that Mr. Ellis is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC. The Audit Committee monitors the integrity of our financial statements, the performance of our internal audit function, the qualifications and independence of our independent registered public accounting firm, the procedures undertaken by the independent registered public accounting firm, and, with the assistance of quarterly reports from our General Counsel and Controller, our compliance with other regulatory and legal requirements. The Audit Committee has the sole authority to appoint, determine funding for, and oversee our independent registered public accounting firm, including pre-approving all auditing services and non-audit services. Its role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm and reviewing capital management. It reviews and evaluates public disclosures related to earnings and guidance or other public disclosure matters as appropriate. See “Audit Committee Report” on page 13 of this Proxy Statement.
Our Compensation Committee currently comprises Chairman Sarah E. Nash, Timothy Chou and Andrew M. Leitch. Each member of the Compensation Committee meets the independence requirements under both Rule 5605(a)(2) and 5605(d)(2)(a) of the Nasdaq Marketplace Rules. The Compensation Committee reviews and approves all compensation decisions relating to officers, including approving those for the CEO. In evaluating compensation and incentive compensation and equity-based plans, the Compensation Committee considers the results of the most recent advisory Say-on-Pay vote. In addition to reviewing executive officer compensation against that of their contemporaries in our peer group, the Compensation Committee also considers recommendations from the CEO regarding compensation for those executive officers reporting directly to him as well as other officers. The Compensation Committee annually reviews and approves the compensation of our directors, based on factors it determines appropriate. The Compensation Committee assesses issues relating to recruitment and retention. Finally, the Compensation Committee has authority to obtain, at our expense, the advice and assistance from internal or external advisors, experts and others to assist the Committee, and to the extent it does the Compensation Committee considers the independence of such advisors and any conflict of interest that may exist. See “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement.
Our Nominating and Corporate Governance Committee currently comprises Chairman Andrew M. Leitch, Sarah E. Nash and Timothy Chou. The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors, reviews the qualifications and independence of the members of the Board and its various committees, recommends to the Board the Corporate Governance Guidelines, oversees such Guidelines to ensure compliance with sound corporate governance practices and legal, regulatory and Nasdaq requirements, leads the Board in its annual self-evaluation process and reviews our Company’s governance scores and ratings from third parties and recommends to the Board and our Company’s senior management Company stock ownership guidelines.
Each of the above-referenced committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by the Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our CEO or any executive officers present to evaluate the performance of management.
Risk Oversight
While our Company’s senior management has responsibility for the management of risk, the Board of Directors plays a significant role in overseeing this function. The Board regularly reviews our market and business risks during its meetings and each of its committees oversees risks associated with its respective area of responsibility. In particular, the Audit Committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets. The Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. The Nominating and Corporate Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of the Committees regularly reports to the full Board as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

Information Regarding Meetings of the Board and Committees
During 2012, the Board of Directors held nine meetings, and its three committees, the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, collectively held 28 meetings. All of our directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which he or she served during 2012. The following table sets forth 2012 membership and meeting information for each committee of the Board.

Name	Audit	Compensation	Nominating and Corporate Governance
Andrew M. Leitch	X	X	Chair(1)
Marc E. Chardon
Timothy Chou		X	X(2)
George H. Ellis	Chair
David G. Golden	X
John P. McConnell		Chair(3)	X(3)
Carolyn Miles			Chair(4)
Sarah E. Nash		Chair(5)	X
Joyce M. Nelson(6)
Number of Meetings held in 2012	17	8	3

(1)	Mr. Leitch assumed the role of Chairman of the Nominating and Corporate Governance Committee on May 11, 2012, upon Ms. Miles' resignation.

(2)	Mr. Chou joined the Nominating and Corporate Governance Committee on May 11, 2012, upon Ms. Miles' resignation.

(3)	Mr. McConnell resigned from the Board of Directors effective June 21, 2012.

(4)	Ms. Miles resigned from the Board of Directors effective May 11, 2012.

(5)	Ms. Nash assumed the role of Chairman of the Compensation Committee on June 21, 2012, upon Mr. McConnell's resignation.

(6)	Ms. Nelson joined our Board of Directors effective September 18, 2012. Although Ms. Nelson may serve on committees of the Board in the future, she has not yet been named to any such committees.
Although we do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders, we strongly encourage all directors to attend. All directors attended our 2012 Annual Meeting of Stockholders.

Corporate Governance Guidelines
We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. The Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board follows, including, but not limited to, Board and Committee composition and selection, director responsibilities, director access to officers and employees and CEO performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
Code of Business Conduct and Ethics and Code of Ethics
The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. The Board has also adopted a separate Code of Ethics for our CEO and all senior financial officers, including our Chief Financial Officer (our principal accounting officer), Controller, or persons performing similar functions. We will provide copies of our Code of Business Conduct and Ethics and Code of Ethics without charge upon request. To obtain a copy of our Code of Business Conduct and Ethics or Code of Ethics, please send your written request to Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attn: General Counsel. Our Code of Business Conduct and Ethics and Code of Ethics are also available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Communications with the Board of Directors
Stockholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In deciding how to vote on Proposal Two, the Board of Directors urges you to specifically consider our executive compensation philosophy, program and practices, all of which are summarized below and more fully described under “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement.
Background
The Board of Directors recognizes the interest our stockholders have expressed in how we compensate our named executive officers. At the 2012 Meeting of Stockholders, in accordance with the Board’s recommendation, the holders of 99.4% of our outstanding common stock voting on the matter endorsed an annual Say-on-Pay vote. As part of its commitment to our stockholders, the Board is submitting a Say-on-Pay proposal for stockholder consideration again this year and has decided to hold an annual advisory stockholder vote on executive compensation at least until the next Say-on-Pay frequency vote. In 2013, the Board is also committed to review any non-performance-based equity opportunities for named executive officers.
The Say-on-Pay vote is not intended to address any specific item of compensation, but rather our overall compensation philosophy, program and practices as they relate to the named executive officers. While your vote is advisory and will not be binding on the Board of Directors or us, we strive to align our corporate governance with the interests of our long term stockholders. As it does every year, the Board will take into account the outcome of this year’s Say-on-Pay vote when considering future compensation plans.
Say-on-Pay Proposal
The Board believes that our executive compensation is a competitive advantage in attracting and retaining the high caliber of executive talent necessary to drive our business forward and build sustainable value for our stockholders. Accordingly, we are asking our stockholders to vote FOR the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2012 and the other related tables and disclosures).”

Effect of Say-on-Pay Vote
The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote that are present or represented at the meeting and voted is required to approve, on an advisory basis, the compensation of our named executive officers. In accordance with Delaware law, abstentions will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes will not. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the election, and, accordingly, will not affect the outcome of the Say-on-Pay vote.
As indicated above, the vote on Proposal Two is advisory and will not be binding on the Board of Directors or us, and will not be construed as overruling any decision by the Board or us. Your vote will not be construed to create or imply any change to the fiduciary duties of the Board or us, or to create or imply any additional fiduciary duties for the Board or us. However, because the Board values your opinions as expressed through votes and other communications with us, it and our Compensation Committee will carefully review the 2013 Say-on-Pay voting results in an effort to better understand any issues or concerns you may have with our executive compensation. Stockholders who want to communicate with the Board on executive compensation or other matters should refer to “Communications with the Board of Directors” on page 10 of this Proxy Statement for additional information.
The Board of Directors unanimously recommends that stockholders vote, on an advisory basis, FOR our 2012 executive compensation.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP (“PwC”) to audit our consolidated financial statements for the fiscal year ending December 31, 2013 and recommends that stockholders vote for the ratification of such appointment. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of our Company and our stockholders.
PwC has audited our financial statements annually since 2000. Representatives of PwC are expected to be present at the 2013 Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and respond to appropriate questions.
Vote Required
Approval of the ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote that are present or represented at the meeting. Abstentions also will be counted for purposes of determining the number of shares represented and voted at the meeting the election, and, accordingly, will affect the outcome of this proposal.
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

AUDIT COMMITTEE REPORT
Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2012, (2) discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is filed with the SEC.
Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules and Section 10A(m)(3) of the Exchange Act: Chairman George H. Ellis; David G. Golden; and Andrew M. Leitch. The Board of Directors has determined that Mr. Ellis is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board, a copy of which is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
PwC has served as our independent registered public accounting firm since 2000 and audited our consolidated financial statements for the years ended December 31, 2000 through December 31, 2012.
Summary of Fees
The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, the Audit Committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.
The following table summarizes the aggregate fees billed for professional services rendered to us by PwC in 2011 and 2012. A description of these various fees and services follows the table.

	2011	2012
Audit Fees	$1,146,569	$1,355,498
Audit-Related Fees	375,694	—
Tax Fees	100,639	128,482
All Other Fees	1,944	1,944
Total	$1,624,846	$1,485,924
Audit Fees
The aggregate fees billed to us by PwC in connection with the annual audit of our financial statements, for the reviews of our financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting and for other services normally provided in connection with statutory and regulatory filings, were $1,146,569 and $1,355,498 for the years ended December 31, 2011 and 2012, respectively. The increase in audit fees during 2012 relates primarily to additional audit fees incurred for the post-acquisition inclusion of Convio, Inc., or Convio, and scope adjustments to the base audit.

Audit-Related Fees
The aggregate audit-related fees billed to us by PwC were $375,694 for the year ended December 31, 2011, related to procedures performed for SAS 70 internal control reports and due diligence procedures in connection with our acquisitions of Everyday Hero Pty. Ltd. and Convio.
Tax Fees
The tax fees billed to us by PwC for the year ended December 31, 2012 were $128,482, primarily related to transfer pricing documentation and consultations with respect to various international tax matters.

All Other Fees
The other fees billed to us by PwC were $1,944 for the years ended December 31, 2011 and 2012, respectively, related to our subscription to PwC’s on-line technical accounting research software.
Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2011 and 2012 was compatible with maintaining the independence of PwC.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
George H. Ellis, Chairman
David G. Golden
Andrew M. Leitch

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 22, 2013, unless otherwise noted below, for the following:

•	Each person or entity known to own beneficially more than 5% of the outstanding common stock as of the date indicated in the corresponding footnote;

•	Each of the named executive officers named in the Summary Compensation table;

•	Each director; and

•	All current directors and executive officers as a group.
Applicable percentage ownership is based on 45,647,090 shares of common stock outstanding as of April 22, 2013, unless otherwise noted below, together with applicable options and stock appreciation rights (“SARs”) for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options and SARs currently exercisable, or exercisable within 60 days after April 22, 2013, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and SARs, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name of Beneficial Owner	Shares Owned	Shares Under Exercisable Options(1)	Shares Under Exercisable SARs(2)	Total Shares Beneficially Owned	Percentage Beneficially Owned
Eaton Vance Management(3)	5,731,140	—	—	5,731,140	12.56%
2 International Place
Boston, Massachusetts 02110
Janus Capital Management LLC(4)	5,625,841	—	—	5,625,841	12.32%
151 Detroit Street
Denver, Colorado 80206
Brown Capital Management, LLC(5)	3,910,095	—	—	3,910,095	8.57%
1201 North Calvert Street
Baltimore, Maryland 21202
Generation Investment Management LLP(6)	3,756,935	—	—	3,756,935	8.23%
20 Air Street, 7th Floor
London, United Kingdom W1B 5AN
Macquarie Group Limited(7)	3,530,638	—	—	3,530,638	7.73%
No. 1 Martin Place
Sydney, New South Wales, Australia
BlackRock, Inc.(8)	3,463,042	—	—	3,463,042	7.59%
40 East 52nd Street
New York, New York 10022
The Vanguard Group, Inc.(9)	2,718,690	—	—	2,718,690	5.96%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

Name of Beneficial Owner	Shares Owned		Shares Under Exercisable Options(1)	Shares Under Exercisable SARs(2)	Total Shares Beneficially Owned	Percentage Beneficially Owned
Marc E. Chardon	60,283	(10)	—	456,437	516,720	1.12%
Kevin W. Mooney	35,960		—	88,920	124,880	*
Jana B. Eggers	24,213		—	23,262	47,475	*
Anthony W. Boor	25,394		—	11,776	37,170	*
Bradley J. Holman	18,518		—	16,881	35,399	*
Timothy Chou	19,368		—	—	19,368	*
George H. Ellis	16,055		—	—	16,055	*
David G. Golden	14,792		—	—	14,792	*
Andrew M. Leitch	14,024		—	—	14,024	*
Sarah E. Nash	12,792		—	—	12,792	*
Joyce M. Nelson	8,197		—	—	8,197	*
All current executive officers and directors as a group (16 persons)	372,689		—	892,581	1,265,270	2.72%

*	Less than one percent.

(1)	Includes only options exercisable within 60 days of April 22, 2013.

(2)	Includes only SARs exercisable within 60 days of April 22, 2013.

(3)	Based on information contained in Schedule 13G/A filed with the SEC on January 29, 2013 by Eaton Vance Management. Eaton reported that it has sole voting and dispositive power over 5,731,140 shares.

(4)
Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2013 by Janus Capital Management, LLC. Janus reported that it has sole voting and sole dispositive power over 5,625,841 shares due to its ownership of INTECH Investment Management and Perkins Investment Management LLC. Janus provides investment advice to Janus Trition Fund, which has sole voting and sole dispositive power over 2,903,926 shares.

(5)
Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2013 by Brown Capital Management, LLC. Brown reported that it has sole voting power over 2,164,412 shares and sole dispositive power over 3,910,095 shares.

(6)
Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2013 by Generation Investment Management LLP. Generation reported that it has sole voting power over 2,629,663 shares and sole dispositive power over 3,756,935 shares.

(7)
Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2013 by Macquarie Group Limited, Macquarie Bank Limited, Delaware Management Holdings, Inc. and Delaware Management Business Trust. On the Schedule 13G/A, Macquarie Group Limited reported that it has sole voting and dispositive power over 3,530,638 shares. Macquarie Group Limited is the owner of Macquarie Bank Limited, Delaware Management Holdings, Inc. and Delaware Management Business Trust.

(8)
Based on information contained in Schedule 13G/A filed with the SEC on February 8, 2013 by BlackRock, Inc. BlackRock reported that it has sole voting and dispositive power with respect to 3,463,042 shares. On Schedule 13G/A, BlackRock does not list any natural persons having voting and/or investment powers over the shares held of record by the company.

(9)
Based on information contained in Schedule 13G/A filed with the SEC on February 11, 2013 by The Vanguard Group, Inc. Vanguard reported that it has sole voting power over 64,167 shares, sole dispositive power over 2,656,523 shares and shared dispositive power over 62,167 shares.

(10)	Includes 1,400 shares held by Mr. Chardon's spouse.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and any person or entity who owns more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them. Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during fiscal year 2012 and through April 30, 2013, all our officers, directors and, to our knowledge, 10% stockholders complied with all applicable Section 16(a) filing requirements, except Joseph D. Moye, our President, Enterprise

Customer Business Unit, filed his Form 3 on November 13, 2012 rather than October 10, 2012 to report his status as a Section 16(a) officer, and a Form 4 on November 13, 2012 rather than November 8, 2012 to report grants of various equity awards.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Compensation Committee Report
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with our Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is filed with the SEC.
THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS
Sarah E. Nash, Chair
Timothy Chou
Andrew M. Leitch
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes our executive compensation program, as well as the philosophy underlying this program and our related policies and practices. It focuses on the compensation of our named executive officers for 2012, who were:

•	Marc E. Chardon, our President and Chief Executive Officer;

•	Anthony W. Boor, our Senior Vice President and Chief Financial Officer;

•	Jana B. Eggers, our Senior Vice President, Products and Marketing;

•	Bradley J. Holman, our President, International Business Unit (“IBU”); and

•	Kevin W. Mooney, our President, General Market Business Unit (“GMBU”).
Executive Summary
Our executive compensation program is designed to reward our senior management for effectively building stockholder value.
2012 Business Highlights
We are the leading global provider of software and related services designed specifically for nonprofit organizations. Our customers use our products and services to help increase donations, reduce fundraising costs, build online communities and improve communications with constituents, manage their finances and optimize operations. We believe that through the strength of our business model and senior leadership team, we delivered on our strategic priorities last year despite continued uncertainty in the macroeconomic environment. In particular, we:

•	Grew our Enterprise CRM customer base with 19 new CRM customers;

•	Amended and restated our credit facility to increase our available borrowing capacity to $325.0 million;

•	Completed the acquisition of Convio;

•	Made initial post-merger product roadmap decisions, which included the decisions to sunset the Convio Common Ground solution and our move to a single event fundraising module; and

•	Extended our leadership position in the online fundraising segment.

These accomplishments and others resulted in a year of positive financial performance for our Company, demonstrated as follows:

•	Increased annual revenue by 21% from $370.9 million in 2011 to $447.4 million in 2012;

•	Provided returns to stockholders by paying $21.7 million in dividends;

•	Generated $68.7 million of cash flow from operations; and

•	Exceeded our goal of $9-$10 million of annualized cost savings as part of the Convio integration.
In 2012, we were also recognized as #164 on InformationWeek 500, an annual listing of the nation’s most innovative users of business technology. We were included in Montclare Advisors SaaS Top 250 exclusive listing of global software as a service providers. In 2012, we were also ranked the top technology firm on the ZDNet CRM Watchlist for the second year in a row.

2012 Stockholder Advisory Vote on Named Executive Officer Compensation
We conducted a stockholder advisory (non-binding) vote on the compensation of our named executive officers at our 2012 Annual Meeting of Stockholders. At that time, the holders of 99.4% of our outstanding common stock voting on the matter voted in favor of the compensation of our named executive officers as disclosed in the proxy materials for such Annual Meeting. The Board of Directors has considered the results of this vote and believes they represent a positive affirmation of the changes made to our executive compensation program and practices during 2011 and our continued commitment to stockholder communication and engagement and responsiveness to stockholder concerns. For 2012, the Board continued its increased emphasis on performance-based compensation by revising its practices with respect to annual grants of SARs to certain named executive officers from SARs which vest solely on the basis of passage of time, to performance-based SARs (“PSARs”) which vest only upon both the passage of time and the attainment of certain performance goals, as described in more detail on page 31 of this Proxy Statement under “Long-Term Incentive Compensation.”
While this vote is advisory and, therefore, not binding on us or the Board of Directors, the Compensation Committee carefully considers the results of the vote in the context of our executive compensation program, policies, and practices. The Board of Directors and the Compensation Committee value our stockholders' opinions and, to the extent there is any significant vote against the compensation of the named executive officers, we will consider their concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns, as it has done in the past.
We also believe that it is important for our stockholders to have an opportunity on an annual basis to express their views regarding our executive compensation program, policies, and practices as disclosed in our proxy statement. In addition to our annual advisory vote on the compensation of the named executive officers, which is consistent with the frequency preferred by our stockholders, we are committed to ongoing engagement with our stockholders on executive compensation. These engagement efforts take place through telephone calls and correspondence involving our senior management and representatives of our stockholders.
Mr. Chardon's Retirement
On January 23, 2013, we announced that Mr. Chardon will step down as our President and CEO and as a member of the Board of Directors at the end of 2013, or earlier if a successor is appointed. At such time, he will be eligible to receive separation payments and benefits as more fully set forth in, and subject to his execution of, the separation and release agreement attached as an exhibit to his employment agreement dated January 28, 2010, as amended December 13, 2011, which was included as exhibit 10.43 to the Company's current report on Form 8-K filed with the SEC on February 1, 2010. The Board has initiated a search process and retained a leading executive search firm to identify our next President and CEO, who we expect would also join our Board of Directors.
Overview of Compensation Philosophy and Executive Compensation Program
Our compensation program is designed to reward achievement of quantitative performance goals directly related to generating positive returns for our stockholders and to attract, retain and motivate our executive officers in an increasingly competitive talent market. The components of our executive compensation program are:

Component	Description of Compensation Component

Base Salary
Provide competitive fixed pay based on individual experience and contributions, corporate performance, historical compensation practices for our executive officers, and analysis of compensation peer group

Annual Cash Bonus	Determine a majority of the annual cash bonus based on our performance in relation to pre-established corporate and individual goals and objectives

Equity Awards
Consist of restricted stock, SARs (including performance-based SARs for executive officers at and above the Senior Vice President level), and PRSUs (which are payable only upon the attainment of pre-established performance measures during a specified period)

“Double-Trigger” Change in Control Severance Arrangements	Provide severance payments and benefits to our executive officers only upon termination of employment within 12 months of a change in control of our Company

Other Benefits and Perquisites	Generally provide the same benefits and perquisites to all of our employees

2012 Executive Compensation Actions
For 2012, the Compensation Committee continued to use the components of our executive compensation program to focus on creating incentives for our executive officers to achieve our financial and operational objectives and foster sustainable stockholder value creation. The key compensation decisions of the Compensation Committee for 2012 for the named executive officers were as follows:

•	Increased base salaries of our named executive officers by between 1.0% and 7.0% from their 2011 levels;

•
Awarded cash bonuses that were, on average, 98% of each named executive officer's target annual cash bonus opportunity, including a cash bonus to Mr. Chardon in the amount of $589,421, which was 135% of his 2011 cash bonus; and

•
Approved equity awards consisting of restricted stock, performance-based SARs (for our executive officers at and above the Senior Vice President level), and PRSUs, all at levels that met competitive market concerns, supported our retention objectives, and rewarded individual performance.

Continued Commitment to Pay-for-Performance
For 2012, the Board of Directors sought to continue its increased emphasis on performance-based compensation by revising its practices with respect to annual grants of SARs to certain named executive officers from SARs which vest solely on the basis of passage of time, to PSARs which vest only upon both the passage of time and the attainment of certain performance goals, as described in more detail on page 31 of this Proxy Statement under “Long-Term Incentive Compensation.”
2012 Corporate Governance Policies and Practices
During 2012, we maintained robust corporate governance policies and practices including:

•	The Compensation Committee is composed solely of independent directors;

•	The Compensation Committee retains its own compensation consultant that performs no other consulting or other services for the Company;

•
The Compensation Committee conducts an annual review of our executive compensation program, including a review of our compensation-related risk profile, to ensure that any compensation-related risks are not reasonably likely to have a material adverse effect on our Company;

•	Our employment agreements and retention agreements provide for “double-trigger” change in control payments and benefits;

•	We do not favor non-cash benefits or perquisites (such as guaranteed retirement or pension plan benefits) for our executive officers that are not available to our employees generally; and

•	The 2008 Equity Incentive Plan (the “Plan”) does not permit stock option exchanges or repricing without stockholder approval.
Executive Compensation Philosophy and Program
Our executive officers are primarily rewarded for successfully meeting quantitative performance goals directly related to generating positive returns for our stockholders. In particular, our executive compensation program is designed to achieve three primary objectives:

1.	Market Competitiveness. Provide market competitive compensation opportunities to attract and retain executive officers and motivate them to perform at their highest level.

2.
Stockholder Value Creation. Structure compensation, whether directly through base salary, cash bonus opportunities, and performance-based equity awards, including performance-based SARs, that will ultimately contribute toward enhancing stockholder value.

3.
Pay-for-Performance. Ensure actual compensation realized by our executive officers is linked to the attainment and furtherance of our short-term and long-term business strategies thereby enhancing operational performance and stockholder return.

The principal components of our executive compensation program support these objectives as follows:

Compensation Components	Compensation Objective(s) Supported
Base Salary	#1 and #2
Annual Cash Bonus	#1, #2 and #3
Equity Awards	#1, #2 and #3
“Double-Trigger” Change in Control Severance Arrangements	#1 and #2
Other Benefits and Perquisites	#1
Executive Compensation Process
The Compensation Committee works closely with its independent compensation consultant and senior management to address executive compensation matters throughout the year. The Compensation Committee met 8 times in 2012. During these meetings the Compensation Committee reviewed and designed our executive compensation program, and oversaw decisions regarding the compensation for our CEO and the other named executive officers. The Compensation Committee may create a subcommittee consisting of one or more of its members and may delegate any of its duties and responsibilities to such subcommittee, unless otherwise prohibited by applicable laws or listing standards. In addition, the Compensation Committee may delegate any of its duties and responsibilities, including the administration of equity incentive or employee benefit plans, to the Compensation Committee Chairman, unless otherwise prohibited by applicable laws or listing standards.
Role of the Compensation Committee
The Compensation Committee has overall responsibility for administering and evaluating our executive compensation program and approving our executive compensation decisions. Its principal duties and responsibilities include:

•
Establishing our compensation philosophy, policies, and practices for our executive officers, including the compensation objectives, target pay levels, and the compensation peer group for assessing the competitiveness of our executive compensation;

•	Establishing and approving corporate goals and objectives relevant to the compensation of our CEO and, in light of those goals and objectives, evaluating and determining his compensation level;

•
Reviewing and overseeing the corporate goals and objectives relevant to the compensation of our other executive officers, including the other named executive officers, taking into account the practices of the compensation peer group and other appropriate factors, such as corporate and individual performance and historical compensation practices for such executive officers and the recommendations of our CEO;

•	Establishing appropriate compensation, retention, incentive, severance, and benefit policies and programs for our executive officers;

•	Reviewing and recommending, with input from the Board of Directors, equity compensation plans for our executive officers and employees; and

•	Conducting periodic competitive evaluations of our executive compensation program.
Our Compensation Committee consists entirely of independent directors in accordance with the Nasdaq Marketplace Rules including Rule 5605(d)(2)(A), and operates pursuant to a charter that further outlines its specific authority, duties and responsibilities. The charter is periodically reviewed and revised by the Compensation Committee and the Board of Directors and is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
Role of our CEO
Our CEO evaluates and makes recommendations regarding the compensation of our executive officers, including the other named executive officers, but the Compensation Committee deliberates and approves executive compensation. At the end of each fiscal year, our CEO reviews with the Compensation Committee the performance of each executive officer and makes recommendations with respect to his or her base salary, target annual cash bonus opportunity, and equity awards for the ensuing year. In formulating his recommendations, our CEO considers both internal and external compensation data from our Human Resources Department and the Compensation Committee's compensation consultant. The Compensation Committee consults with the full Board of Directors (excluding our CEO) in making decisions regarding the CEO's compensation.

Role of Compensation Consultant
Pursuant to its written charter, the Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist it in the performance of its duties and responsibilities. Currently, the Compensation Committee engages Compensia, Inc. a national compensation consulting firm, to provide advice and information relating to executive and director compensation. Compensia reports to the Compensation Committee and does not provide any services to management. From time to time, the Compensation Committee may direct its advisors to work with our Human Resources Department to support it in matters relating to the fulfillment of its charter.
During 2012, at the request and on behalf of our Compensation Committee, Compensia:

•	Assessed our executive compensation program and practices, particularly with respect to our pay-for-performance alignment;

•
Advised on the size and structure of the cash components of our executive compensation program (i.e., base salary and target annual cash bonus opportunities, and performance measures and weighting of bonuses);

•	Advised on the composition, structure, and competitiveness of the equity component of our executive compensation program, including the addition of performance-based SARs;

•	Advised on the composition of our compensation peer group; and

•	Advised on the compensation for the non-employee members of the Board of Directors.
The Compensation Committee has evaluated Compensia's engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq Marketplace Rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the committee did not raise any conflict of interest, and that Compensia is independent as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.
Competitive Positioning
The Compensation Committee does not seek to deliver a specified percentage of pay to our executive officers through each component of the compensation program; rather, it adheres to the overall principle of delivering the majority of executive compensation in variable, performance-based forms. For base salary, annual cash bonuses, and equity awards, generally our strategy has been to evaluate individual experience and contribution, corporate performance, historical compensation practices for our executive officers, and compensation peer group analyses. With respect to base salary and annual cash bonuses, we generally target pay at the 50th percentile of the competitive market. At times, the Compensation Committee has approved compensation levels for individual executive officers above and below target pay positions, based on experience, individual contribution, and the Company's performance relative to the compensation peer group, to ensure an appropriate pay-for-performance alignment.
In identifying the compensation peer group, the Compensation Committee considers other software companies with comparable annual revenue. Each year, the Compensation Committee reviews the current compensation peer group, with the assistance of its compensation consultant, to determine whether it is still appropriate. It updates the compensation peer group for changes resulting from mergers, acquisitions, bankruptcies, going private transactions, and other changes in strategic focus or circumstances, removing from the group any companies that no longer fit the relevant criteria and adding ones that do.

The following peer group was established by our Compensation Committee and used to execute our executive compensation program:

For 2012:
Advent Software, Inc.	QuinStreet, Inc.
Athenahealth, Inc.	S1 Corporation
Blackboard Inc.	SolarWinds, Inc.
DealerTrack Holdings, Inc.	SS&C Technologies Holdings, Inc.
Digital River, Inc.	SuccessFactors, Inc.
EPIQ Systems, Inc.	Taleo Corporation
Omnicell, Inc.	Tyler Technologies, Inc.
Quality Systems, Inc.	ValueClick, Inc.
Changes made to the peer group in October 2012
Companies Removed:	Companies Added:
Blackboard Inc.(1)	ACI Worldwide, Inc.
Omnicell, Inc.(2)	Concur Technologies, Inc.
QuinStreet, Inc.(2)	Informatica Corporation
S1 Corporation(1)	JDA Software Group, Inc.
SolarWinds, Inc.(2)	MedAssets, Inc.
SuccessFactors, Inc.(1)	MicroStrategy Incorporated
Taleo Corporation(1)	Rovi Corporation
Solera Holdings, Inc.
For 2013:
ACI Worldwide, Inc.	JDA Software Group, Inc.
Advent Software, Inc.	MedAssets, Inc.
Athenahealth, Inc.	MicroStrategy Incorporated
Concur Technologies, Inc.	Quality Systems, Inc.
DealerTrack Holdings, Inc.	Rovi Corporation
Digital River, Inc.	Solera Holdings, Inc.
EPIQ Systems, Inc.	SS&C Technologies Holdings, Inc.
Informatica Corporation	Tyler Technologies, Inc.
ValueClick, Inc.

(1)	This company was removed from the peer group due to acquisition.

(2)	This company was removed from the peer group as it no longer fits the relevant criteria.
In addition to the practices of the compensation peer group, the Compensation Committee reviews the executive pay practices of other similarly sized software companies with whom we compete for talent as reported in the Radford Global Technology Survey. This information is considered when making determinations for each component of compensation as well as total compensation.
Analysis of 2012 Executive Compensation
Base Salary
Base salary is one of the few fixed components in our executive compensation program. The Compensation Committee reviews the base salaries of our executive officers each year and makes adjustments as it deems necessary and appropriate based on its consideration of individual experience and contributions, corporate performance, historical compensation practices for our executive officers and its assessment of the competitive market.
In 2012, the Compensation Committee increased base salaries of our named executive officers by between 1.0% and 7.0%, effective April 1, 2012. The Compensation Committee made these adjustments after taking into consideration the individual achievements of each named executive officer, in recognition of our success in delivering on our 2011 strategic priorities, the recommendations of our CEO (except with respect to his own base salary), and the factors described above.

In recognition of the Company's achievements towards its 2012 strategic priorities and of individual achievements by our named executive officers, the Compensation Committee made the following adjustments to named executive officer base salaries for 2013:

Named Executive Officer	2012 Base Salary(1) ($)	2013 Base Salary(2) ($)	Salary Adjustment
			($)	(%)
Marc E. Chardon(3)	613,400	613,400	—	—
Anthony W. Boor	353,300	375,000	21,700	6.1%
Jana B. Eggers	331,700	350,000	18,300	5.5%
Bradley J. Holman(4)	358,750	369,500	10,750	3.0%
Kevin W. Mooney	373,300	400,000	26,700	7.2%

(1)	Effective April 1, 2012.

(2)	Effective April 1, 2013.

(3)	Mr. Chardon did not receive an increase in base salary for 2013 in light of his pending retirement.

(4)	Mr. Holman is paid in Australian dollars (AUD). As such, the salary information shown above for Mr. Holman is shown in AUD.
Annual Cash Bonus
Annual cash bonuses represent one of the principal variable pay components of our executive compensation program, and are listed under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 34. Each year, we provide our executive officers with the opportunity to earn cash bonuses based on the following measures:

•	the Company's performance as measured against one or more pre-established corporate objectives;

•	the executive officer's individual performance as measured against one or more pre-established organizational or departmental goals within the executive officer's purview; and

•	where applicable, the financial performance of the executive officer's business unit.
Target Annual Cash Bonus Opportunities
For 2012, the Compensation Committee set the target annual cash bonus opportunity for our CEO at 100% of his base salary, as stipulated in his employment agreement. In addition, the Compensation Committee set the target annual cash bonus opportunities for the other named executive officers at 50% of their base salaries, consistent with their bonus opportunities for 2011, and based on a review of the competitive market for 2012.
Each named executive officer's target annual cash bonus opportunity was weighted between corporate performance, business unit performance and individual performance as follows:

Named Executive Officer	Portion of Target Annual Cash Bonus Opportunity Attributable to Corporate Performance Measures	Portion of Target Annual Cash Bonus Opportunity Attributable to IBU or GMBU Performance Measures	Portion of Target Annual Cash Bonus Opportunists Attributable to Individual Performance Measures
Marc E. Chardon	80%	—	20%
Anthony W. Boor	70%	—	30%
Jana B. Eggers	70%	—	30%
Bradley J. Holman	20%	50%	30%
Kevin W. Mooney	20%	50%	30%
Corporate Performance Measures
For 2012 as in 2011, the Compensation Committee selected revenue and Adjusted EBIT (as defined below) as the corporate performance measures to be used for purposes of determining our executive officers annual cash bonuses. For purposes of determining annual cash bonuses, “revenue” meant the Company's 2012 revenue as reported under GAAP and presented in our periodic reports filed with the SEC and “Adjusted EBIT” meant the sum of the following determined on a consolidated basis, without duplication, for us and our subsidiaries in accordance with GAAP and as publicly reported: (a) net income, plus (b) the sum of the following to the extent deducted in determining net income (i) income and franchise taxes,

(ii) interest expense, (iii) bonus expense, (iv) amortization expense, (v) stock-based compensation, and (vi) acquisition related costs, less (c) interest income, any extraordinary gains and certain year-end accounting adjustments.
In addition, the Compensation Committee set the target level for the revenue performance measure at $475.5 million and the target level for the Adjusted EBIT performance measures at $95.6 million, with each performance measure to be equally weighted. Finally, the Compensation Committee determined that the threshold levels for each performance measures would have to be achieved for any amount to be paid under the corporate performance measures.
The determination of each named executive officer’s maximum payout under the corporate performance measure was based on the following matrix:

Corporate Performance Measure	Performance/Payout
	Below Threshold	Threshold	Target	Maximum
Revenue as % of target	<90%	90%	100%	115%
Adjusted EBIT as % of target	<90%	90%	100%	115%
Maximum individual potential bonus as % of target	—	50%	100%	200%

For 2012, our achievement against the corporate performance measures was 95.2% with respect to revenue and 100.3% with respect to Adjusted EBIT, for a corporate performance factor of 97.8%. The corporate performance factor reduces payments by 5% for every 1% shortfall from the target performance level. Therefore, the Compensation Committee determined that, with respect to the corporate performance measures, the application of the corporate factor resulted in a payout of approximately 89% of the target payout.
Individual Performance Measures and Bonus Determinations

Mr. Chardon

The Compensation Committee determined Mr. Chardon’s 2012 bonus pursuant to the terms of his employment agreement. As provided in his employment agreement, 80% of Mr. Chardon’s bonus was based on the achievement of corporate performance measures as described above, and 20% was based on the Compensation Committee’s evaluation of his performance during the year. For the corporate performance component of his 2012 bonus, Mr. Chardon received $436,741 (approximately 89% of the 80% of total target bonus assigned to corporate performance). Mr. Chardon also received $152,680 for the individual performance component of his 2012 bonus (approximately 125% of the 20% of his target annual cash bonus opportunity attributable to individual performance). In determining the amount of this component, the Compensation Committee considered Mr. Chardon’s leadership throughout the year and, in particular our: successful acquisition of Convio; exceeding goals for cost savings and synergies resulting from the Convio acquisition; transition of the executive leadership team in connection with the Convio acquisition; maintaining strong morale during a period of transition; and achievements on our 2012 strategic priorities.

Mr. Boor

The Compensation Committee determined Mr. Boor’s 2012 bonus 70% based on the achievement of corporate performance measures as described above and 30% based on Mr. Chardon’s evaluation of his performance during the year. For the corporate performance component of his 2012 bonus, Mr. Boor received $109,796 (approximately 89% of the 70% of total target annual cash bonus opportunity attributable to corporate performance). Mr. Boor also received $66,089 for the individual performance component of his 2012 bonus (approximately 125% of the 30% of his target annual cash bonus opportunity attributable to individual performance). In determining the amount of this component, Mr. Chardon considered Mr. Boor's strong leadership managing the finance and administration organization and assisting us with achievements towards our 2012 strategic priorities.

Ms. Eggers

The Compensation Committee determined Ms. Eggers’ bonus 70% based on the achievement of the corporate performance measures as described above and 30% based on Mr. Chardon’s evaluation of Ms. Eggers’ performance during the year. For the corporate performance component of her 2012 bonus, Ms. Eggers received $101,635 (approximately 89% of the 70% of her target annual cash bonus opportunity attributable to corporate performance). Ms. Eggers also received $53,835 for the individual performance component of her 2012 bonus (110% of the 30% of her target annual cash bonus opportunity attributable to individual performance). In determining the amount of this component, Mr. Chardon considered Ms. Eggers' strong leadership of the products development team.

Mr. Holman

The Compensation Committee determined Mr. Holman’s bonus 20% based on the achievement of the corporate performance measures described above, 50% based on the achievement of overall IBU performance and 30% based on Mr. Chardon’s evaluation of Mr. Holman’s performance during the year. For the corporate performance component of his 2012 bonus, Mr. Holman received $32,861(approximately 89% of the 20% of his target annual cash bonus opportunity attributable to corporate performance).

For purposes of the overall IBU performance component of his 2012 bonus, Mr. Holman received $104,213 (approximately 113% of the 50% of his target annual cash bonus opportunity attributable to IBU performance). The Compensation Committee evaluated overall IBU performance against EBIT and bookings metrics as follows:

		Performance/Payout
Performance Metric	2012 Target	Below Threshold	Threshold	Target	Maximum
Revenue	$41.6 million	<90	90%	100%	115%
EBIT	$7.7 million	<90	90%	100%	115%
Bookings	$20.0 million	<90	90%	100%	115%
Maximum potential bonus as % of target		—	50%	100%	200%

The revenue and EBIT threshold level had to be achieved for any IBU performance bonus to be paid. The revenue, EBIT and bookings metrics are each weighted equally. For 2012, IBU achieved 94.9% of target for revenue, 109.3% of target for EBIT and 100.4% of target for bookings for an overall IBU performance bonus factor of 101.5%. The bonus factor reduces payments by 5% for every 1% shortfall from the target.

Mr. Holman also received $55,383 for the individual performance component of his 2012 bonus (100% of the 30% of his target annual cash bonus opportunity attributable to individual performance).In determining the amount of this component, Mr. Chardon considered Mr. Holman's strong leadership and performance in leading the IBU.

Mr. Holman is paid in Australian dollars. The amounts paid to Mr. Holman which are shown above have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during 2012. The average daily exchange rate for this period was 1 AUD = 1.0355 USD.

Mr. Mooney

The Compensation Committee determined Mr. Mooney’s bonus 20% based on the achievement of corporate performance measures described above, 50% based on the achievement of overall GMBU performance and 30% based on Mr. Chardon’s evaluation of Mr. Mooney’s performance during the year. For the corporate performance component of his 2012 bonus, Mr. Mooney received $32,943 (approximately 89% of the 20% of his target annual cash bonus opportunity attributable to corporate performance).

For the overall GMBU performance component of his 2012 bonus, Mr. Mooney received $86,612 (approximately 94% of the 50% of his target cash bonus opportunity attributable to GMBU performance). The Compensation Committee evaluated overall GMBU performance against revenue and EBIT as follows:

		Performance/Payout
Performance Metric	2012 Target	Below Threshold	Threshold	Target	Maximum
Revenue	$203.2 million	<90%	90%	100%	115%
EBIT	$126.2 million	<90%	90%	100%	115%
Maximum potential bonus as % of target		—	50%	100%	200%

The revenue and EBIT threshold levels had to be achieved for any GMBU performance bonus to be paid. The revenue and EBIT metrics are each measured quarterly and annually and are weighted equally. For 2012, GMBU achieved 99.0% of target for revenue and 98.5% of target for EBIT, for an overall GMBU performance bonus factor of 96.7%. The bonus factor reduces payments by 5% for every 1% shortfall from the target.

Mr. Mooney also received $65,031 for the individual performance component of his 2012 bonus (117% of the 30% of his target annual cash bonus opportunity attributable to individual performance). In determining the amount of this component, Mr. Chardon considered Mr. Mooney's strong leadership and performance in leading the GMBU.

Following is a summary of the maximum, target and actual amounts of annual cash bonuses paid to all the named executive officers for 2012.

Long-Term Incentive Compensation
We grant various long-term equity incentive awards, including restricted stock, PRSUs, PSARs, SARs (until 2011) and options (until 2005) to our executive officers under the Plan to align their interests with those of our stockholders. Based on feedback we received from our stockholders and our assessment of the competitive market, since 2010, we have placed an increasing emphasis on performance-based compensation for our executive officers, particularly as it relates to equity awards. In 2010, we began granting our named executive officers, including our CEO, PRSUs. In 2011, we replaced the annual time-based restricted stock award (“RSA”) grant to our CEO with annual grants of PRSUs. In 2012, we revised our practice with respect to annual SARs awards to named executive officers other than our CEO to provide for both performance-based and time-based vesting, rather than solely depending upon time-based vesting, as was previously the case. All of our named executive officers are still eligible to receive time-based RSAs, and our named executive officers other than the CEO, are still eligible to receive time-based SAR awards, which time-based restricted stock and SAR awards generally vest annually in four equal amounts beginning on the first anniversary of the date of grant. The time-based awards remain an important element of our compensation program and practices as they facilitate retention of key executive talent. The following describes the various equity awards to our named executive officers since 2010:
2010 PRSU Awards to All Named Executive Officers
In 2010, the Compensation Committee granted PRSU awards to our then-executive officers which vested at the end of three successive cumulative performance periods (2010, 2010 through 2011, and 2010 through 2012) if we fell within a pre-established performance matrix for the following performance measures:

•	our compound annual growth rate (“CAGR”) for revenue;

•	our Non-GAAP EBIT; and

•	customer retention.
Pursuant to the terms of the 2010 PRSU awards, if we achieved the target performance goals in all performance periods, our executive officers would have each earned a total of 11,052 shares of our common stock (valued at $251,875 based on the grant date fair value of $22.79 per share). In addition, 150% of the shares of our common stock subject to the 2010 PRSU awards were to be earned if we met or exceeded the maximum performance goals during any performance period. Any shares of our common stock that were not earned at the end of the first or second performance periods were to be carried over to be earned in the next performance period. Any shares of our common stock that were not earned at the end of the final performance period were to be forfeited or canceled if we did not meet the minimum performance threshold for that performance period.

The following table indicates the number of shares of our common stock subject to the 2010 PRSUs that would have been earned in the event that we met minimum, target, or maximum performance goals in each performance period.

Performance Period	Performance Measure	Minimum	Target	Maximum	Weighting
2010	CAGR for Revenue	7.0%	10.0%	11.5%	30%
	Non-GAAP EBIT	13.5%	16.5%	18.0%	40%
	Customer Retention	94.0%	96.0%	98.0%	30%
Payout as a % of Target		50%	100%	150%
Potential Shares		1,842	3,684	5,526
2010-2011	CAGR for Revenue	9.0%	12.0%	13.5%	30%
	Non-GAAP EBIT	14.0%	17.0%	18.5%	40%
	Customer Retention	94.0%	96.0%	98.0%	30%
Payout as a % of Target		50%	100%	150%
Potential Shares (Including Roll-Over)		3,255	6,509	9,764
2010-2012	CAGR for Revenue	10.5%	13.5%	15.0%	30%
	Non-GAAP EBIT	14.5%	17.5%	20.0%	40%
	Customer Retention	94.0%	96.0%	98.0%	30%
Payout as a % of Target		50%	100%	150%
Potential Shares (Including Roll-Over)		3,848	7,695	11,542
For the first performance period, while we did not achieve the minimum goals for CAGR for revenue or Non-GAAP EBIT, we achieved customer retention of approximately 95%, which resulted in a payout of 859 shares (approximately 23% of target) to each of the named executive officers. The remaining, unearned 2,825 shares carried over to the second performance period.
For the second performance period, while we did not achieve the minimum goals for Non-GAAP EBIT, we did achieve CAGR for revenue of approximately 9% and customer retention of approximately 96%, which resulted in a payout of 2,498 shares (approximately 38% of target) to each of the named executive officers. The remaining, unearned 4,011 shares carried over to the final performance period.
For the final performance period, while we did not achieve the minimum goals for Non-GAAP EBIT, we did achieve CAGR for revenue of approximately 13% and customer retention of approximately 96%, which resulted in a payout of 3,233 shares (approximately 42% of target) to each of the named executive officers. The remaining, unearned 4,464 shares were forfeited and canceled.
2011 PRSU Awards to All Named Executive Officers
In 2011, the Compensation Committee granted additional PRSU awards to our then-executive officers to reinforce our commitment to performance-based compensation. All of the shares of our common stock subject to the 2011 PRSU awards vest at the end of a single three-year performance period (2011 through 2013) if we fall within a pre-established performance matrix for the same three corporate performance measures that were used in connection with the 2010 PRSU awards.
Pursuant to the terms of the 2011 PRSU awards, if we achieve the target performance goals for the performance period, Messrs. Chardon and Mooney and Ms. Eggers will each earn a total of 9,448 shares of our common stock (valued at $253,395 based on the grant date fair value of $26.82 per share). Mr. Holman will earn a total of 5,669 shares of our common stock (valued at $152,043 based on the grant date fair value of $26.82 per share). In addition, 150% of the shares of our common stock subject to the 2011 PRSU awards will be earned if we meet or exceed the maximum performance goals during the performance period. Any shares of our common stock that are not earned at the end of the performance period will be forfeited or canceled if we did not meet the minimum performance threshold for the performance period.

The following table indicates the number of shares of our common stock subject to the 2011 PRSU awards that will be earned if we meet minimum, target, or maximum performance goals in the performance period.

Performance Period	Performance Measure	Minimum	Target	Maximum	Weighting
2011-2013	CAGR for Revenue	15.0%	17.0%	19.0%	30%
	Non-GAAP EBIT	18.0%	21.0%	25.0%	40%
	Customer Retention	94.0%	96.0%	98.0%	30%
Payout as a % of Target		50%	100%	150%
Potential Shares for Messrs. Chardon and Mooney and Ms. Eggers		4,724	9,448	14,172
Potential Shares for Mr. Holman		2,850	5,669	8,504
2011 PRSU Award to CEO
In 2011, the Compensation Committee granted Mr. Chardon a PRSU award (“2011 Chardon PRSU Award”) that vests in three equal increments over three cumulative performance periods (November 10, 2011 through November 9, 2012, November 10, 2011 through November 9, 2013 and November 10, 2011 through November 9, 2014) based on our total shareholder return (“TSR”) for each performance period compared to the TSR of 28 other GICS 4510 companies with revenue equal to one-half to two times our revenue and a market capitalization equal to 0.60 to 2.2 times our market capitalization (our “2011 TSR Index”).
We selected companies in our 2011 TSR Index so that the 2011 Chardon PRSU Award would reward Mr. Chardon based on an objective measurement of our TSR in each performance period compared to the TSR of similar companies in which our stockholders might reasonably be expected to invest (as opposed to our compensation peer group that reflects companies with which we compete for executive talent).
For purposes of the 2011 Chardon PRSU Award, TSR is calculated taking (a) our ending stock price minus our beginning stock price, plus the amount of dividends or other distributions paid per share to our stockholders of record during the performance period, expressed as a percentage of (b) the beginning stock price. Our 2011 TSR Index includes the following companies:

ACI Worldwide, Inc.	Pegasystems Inc.
Advent Software, Inc.	Progressive Software Corporation
Aspen Technology, Inc.	Qlik Technologies Inc.
Bottomline Technologies (de), Inc.	RealPage, Inc.
CommVault Systems, Inc.	SS&C Technologies Holdings, Inc.
Concur Technologies, Inc.	Synchronoss Technologies, Inc.
Fair Isaac Corporation	TeleNav, Inc.
Fortinet, Inc.	TiVo Inc.
Manhattan Associates, Inc.	The Ultimate Software Group, Inc.
MicroStrategy Incorporated	Tyler Technologies, Inc.
NetScout Systems, Inc.	Websense, Inc.
NetSuite Inc.
We removed Ariba, Inc., JDA Software Group, Inc., Radiant Systems, Inc., SuccessFactors, Inc. and Taleo Corporation from our 2011 TSR Index as they were acquired by other companies subsequent to the grant date.
The 2011 Chardon PRSU Award vests on a linear scale in each performance period comparing our TSR to that of companies in our 2011 TSR Index, with no shares of our common stock subject to the PRSU award vesting in any performance period if our TSR is less than the 25th percentile of our 2011 TSR Index, 100% vesting if our TSR is at the 50th percentile of our 2011 TSR Index, and 150% vesting if our TSR is between the 76th and 100th percentile of our 2011 TSR Index. If our TSR is negative, the maximum percentage of the shares of our common stock subject to the 2011 Chardon PRSU Award that can vest is 100%, regardless of how our TSR compares to that of companies in our 2011 TSR Index.
For the first performance period, our TSR ranked in the 27th percentile compared to our 2011 TSR Index, which resulted in a payout of 6,462 shares (approximately 54% of target) to Mr. Chardon. The remaining, unearned 5,503 shares from the first performance period were forfeited and canceled.

2012 PRSU Award to CEO
In 2012, the Compensation Committee granted Mr. Chardon a PRSU award (“2012 Chardon PRSU Award”) that vests in three equal increments over three cumulative performance periods (November 6, 2012 through November 6, 2013, November 6, 2012 through November 6, 2014 and November 6, 2012 through November 6, 2015) based on our TSR for each performance period compared to the TSR of 24 other GICS 4510 companies with revenue equal to one-half to two times our revenue and a market capitalization equal to 0.60 to 2.2 times our market capitalization (our “2012 TSR Index”).
We selected companies in our 2012 TSR Index so that the 2012 Chardon PRSU Award would reward Mr. Chardon based on an objective measurement of our TSR in each performance period compared to the TSR of similar companies in which our stockholders might reasonably be expected to invest (as opposed to our compensation peer group that reflects companies with which we compete for executive talent).
For purposes of the 2012 Chardon PRSU Award, TSR is calculated taking (a) our ending stock price minus our beginning stock price, plus the amount of dividends or other distributions paid per share to our stockholders of record during the performance period, expressed as a percentage of (b) the beginning stock price. Our 2012 TSR Index includes the same companies as our 2011 TSR Index.
The 2012 Chardon PRSU Award vests on a linear scale in each performance period comparing our TSR to that of companies in our 2012 TSR Index, with no shares of our common stock subject to the PRSU award vesting in any performance period if our TSR is less than the 25th percentile of our 2012 TSR Index, 100% vesting if our TSR is at the 50th percentile of our 2012 TSR Index, and 150% vesting if our TSR is between the 76th and 100th percentile of our 2012 TSR Index. If our TSR is negative, the maximum percentage of the shares of our common stock subject to the 2012 Chardon PRSU Award that can vest is 100%, regardless of how our TSR compares to that of companies in our 2012 TSR Index.
2012 PSAR Awards to Named Executive Officers Other than CEO
In 2012, the Compensation Committee granted PSARs to all of our named executive officers, other than Mr. Chardon. The PSARs vest in four equal increments over four cumulative performance periods (November 6, 2012 through November 6, 2013, November 6, 2012 through November 6, 2014, November 6, 2012 through November 6, 2015 and November 6, 2012 through November 6, 2016) which vesting shall begin when our stock price appreciates 25% over $22.24, which was the strike price at the date of grant, for any one period of 30 consecutive trading days during the contractual term of the PSARs (“the Performance Metric”).
As of April 16, 2013, the Performance Metric for the PSARs was met as our stock price remained above $27.80 during the 30 consecutive trading days between March 5, 2013 and April 16, 2013. As a result, the PSARs will now vest according to the time-based vesting schedule noted above subject to each named executive officer's continued employment.
The table below lists the number of restricted stock awards, PRSUs and PSARs we granted to each named executive officer in 2012. The Compensation Committee determined award levels after considering peer group practices with respect to the economic value of equity compensation (i.e., the fair value of restricted stock, PRSUs and PSARs on the date of grant), individual performance, criticality of role, expected future contributions and long-term retention of the named executive officer, and our performance compared to our peer group.

Name	Number of Restricted Shares(1)	Number of PRSUs(1)	Number of PSARs(1)
Marc E. Chardon	23,053	20,492	—
Anthony W. Boor	11,270	—	91,481
Jana B. Eggers	11,270	—	91,481
Bradley J. Holman	10,246	—	80,504
Kevin W. Mooney	11,270	—	91,481

(1)	All of the equity-based awards noted above were granted to the named executive officers on November 6, 2012.
Post-Employment Compensation
We have entered into arrangements with certain of our executive officers, including an employment agreement with our CEO and retention agreements with the other named executive officers, which provide for payments and benefits upon termination in connection with a change in control of the Company. Based on our review of competitive market and best practices and upon the advice of Compensia, these arrangements generally only provide payments and benefits if a named executive officer's employment is terminated within 12 months following a change in control of the Company either by us without cause or by the named executive officer for good reason. In addition, Mr. Chardon's employment agreement entitles him to severance payments and benefits in certain other circumstances, as disclosed in more detail below in “Employment Arrangements” beginning on page 40 of this Proxy Statement. On March 15, 2013, we entered into additional arrangements with certain of our executive officers including our named executive officers other than our CEO which provide for payments and benefits if an executive officer's employment is terminated within 12 months following our hiring of a new CEO, by us for cause or by the executive officer for good reason. These arrangements are intended to preserve employee morale, encourage productivity and ensure employee retention, particularly during periods of uncertainty caused by a potential change-in-control or CEO transition.
For a detailed discussion of these arrangements and an estimate of the payments and benefits that the named executive officers would be eligible to receive pursuant to their agreements, see “Employment Arrangements” beginning on page 40 of this Proxy Statement.
Other Benefits
Health and Welfare Benefits
Generally, the Compensation Committee seeks to provide our executive officers with health and welfare benefits on the same basis as all of our full-time employees. These benefits include health, dental, and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we make matching contributions under our Section 401(k) plan. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
Perquisites and Other Personal Benefits
Historically, we have not provided perquisites and other personal benefits to our executive officers. While we do not view perquisites or other personal benefits as a significant component of our executive compensation program, from time to time, the Compensation Committee may provide certain of the named executive officers with perquisites or other personal benefits in amounts deemed to be reasonable where it believes that these benefits may be useful in attracting, motivating, and retaining the executive talent for which we compete, in order to assist our executive officers in performing their duties and to provide certain time efficiencies in appropriate circumstances.
Other Compensation Policies
Equity Grant Policy
We do not have an established formal policy with respect to the timing of equity awards in coordination with the release of material nonpublic information. As a matter of practice and informal policy, however, the Compensation Committee generally grants equity awards during periods considered to be our “open trading windows” (that is, the periods beginning two business days following our earnings release and ending one month prior to the end of the fiscal quarter). In addition, any options to purchase shares of our common stock are required to be granted with an exercise price at least equal to the fair market value of our common stock on the date of grant.
Compensation Recovery Policy
In December 2011 we amended Mr. Chardon's employment agreement to add a clawback provision which provides that Mr. Chardon must return to Blackbaud all incentive-based compensation he receives from Blackbaud to the extent required by any Blackbaud clawback or recoupment policy, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and/or Section 303 of the Sarbanes-Oxley Act of 2002.

Executive Officer Stock Ownership Guidelines
Under our Executive Officer Stock Ownership Guidelines, adopted by the Board of Directors in March 2011, we expect that the CEO and the CEO’s officer-level direct reports will accumulate through all equity compensation, as defined below, equity in our Company in the following amounts:

•	For the CEO, the lesser of (i) equity in an amount equal to three times base salary or (ii) 70,000 shares; and

•	For the CEO’s officer-level direct reports, the lesser of (i) equity in an amount equal to 1.5 times base salary, or (ii) 20,000 shares.
For purposes of these Guidelines, equity compensation includes all shares of Company stock owned by an executive officer, including purchased shares, vested shares of restricted stock and exercised options and/or SARs. Vested, unexercised options and/or SARs will also count, at 100% of their intrinsic value. We expect the CEO and the CEO’s officer-level direct reports to meet these Guidelines within five years of receiving their first annual equity award after the later of their hire date or the adoption of these Guidelines.
Other Considerations
Tax Deductibility of Executive Compensation
The Compensation Committee considers the potential impact of Section 162(m) of the Code in designing and administering our executive compensation program. Section 162(m) disallows a tax deduction for any publicly-held corporation for compensation exceeding $1 million paid in any taxable year to our CEO and our three other most highly-compensated executive officers (other than our Chief Financial Officer). Compensation in excess of $1 million may be deducted if it qualifies as “performance-based compensation” for purposes of Section 162(m) or satisfies the conditions for another exemption from the deduction limit. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.
It is the Compensation Committee's policy to periodically review and consider whether particular compensation, including incentive compensation, paid or awarded to our executive officers will be deductible for federal income tax purposes. Based on our current compensation plans and policies, and proposed regulations interpreting Section 162(m), we believe that, for the near future, we will not lose material tax deductions for executive compensation. In addition, to maintain flexibility in the administration of our executive compensation program, the Compensation Committee reserves the discretion to compensate our executive officers in a manner that it believes to be in the best interests of the Company and our stockholders, even if these arrangements do not qualify for deductibility under the federal income tax laws.
Accounting for Stock-Based Compensation
We account for stock-based compensation awards in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation.  Under FASB ASC Topic 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award that is ultimately expected to vest, and is recognized as an expense over the requisite service period.

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning compensation paid by us to our named executive officers for services rendered to us in all capacities in 2009, 2010, 2011 and 2012.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(4) ($)	Total ($)
Marc E. Chardon President and Chief Executive Officer	2012	608,925	942,827	—	589,421	42,026	2,183,199
	2011	595,500	1,987,244	—	436,859	69,445	3,089,048
	2010	578,100	665,685	2,767,836	496,704	58,940	4,567,265
	2009	564,000	562,500	418,907	400,000	44,078	1,989,485
Anthony W. Boor Senior Vice President and Chief Financial Officer	2012	352,475	250,645	618,412	175,885	32,458	1,429,875
	2011	46,440	406,489	390,509	—	4,859	848,297
Jana B. Eggers Senior Vice President, Products and Marketing	2012	326,275	250,645	618,412	155,470	16,038	1,366,840
	2011	307,500	490,390	308,992	131,364	12,167	1,250,413
	2010	37,500	158,938	167,631	—	50,688	414,757
Bradley J. Holman(3)President, International Business Unit	2012	369,220	227,871	544,207	192,456	42,611	1,376,365
	2011	361,515	344,590	184,698	103,972	32,536	1,027,311
	2010	53,637	167,438	165,175	—	4,827	391,077
Kevin W. Mooney President, General Markets Business Unit	2012	370,150	250,645	618,412	184,586	19,946	1,443,739
	2011	357,650	490,390	227,324	179,923	19,656	1,274,943
	2010	346,375	233,134	247,767	173,764	18,343	1,019,383
	2009	340,000	169,784	407,856	146,319	16,628	1,080,587

(1)
The reported amounts represent the aggregate grant date fair value of awards of restricted stock and PRSUs, computed in accordance with FASB ASC Topic 718, and, for PRSUs, assume target performance goals will be achieved by the named executive officer. The performance goals are described beginning on page 28 of this Proxy Statement. The reported amounts are consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

The aggregate grant date fair value of PRSUs, assuming maximum performance goals will be achieved by the named executive officer, is as follows: $1,981,060 and $645,192 for Mr. Chardon in 2011 and 2012; $380,093 for Ms. Eggers in 2011; $228,064 for Mr. Holman in 2011; and $380,093 for Mr. Mooney in 2011.

(2)
The reported amounts represent the aggregate grant date fair value of awards of SARs and PSARs computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 of the financial statements included in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is filed with the SEC.

(3)
Mr. Holman is paid in Australian dollars. The amounts paid to Mr. Holman which are shown above have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during the respective year. The average daily exchange rates for 2012, 2011 and 2010 were 1 AUD = 1.0355 USD, 1 AUD = 1.0329 USD and 1 AUD = 0.9195 USD, respectively.

(4)	Includes the following for each named executive officer:

Name	Year	401(k) Company Match ($)	Dividends Paid on Restricted Stock ($)	Life and Disability Insurance Premiums ($)	Health Savings Account Contributions ($)
Marc E. Chardon	2012	7,500	30,561	3,765	200
	2011	7,350	33,258	3,537	300
	2010	7,350	32,753	3,537	300
	2009	7,350	32,891	3,537	300
Anthony W. Boor	2012	7,500	7,708	2,050	200
	2011	—	1,695	164	—
Jana B. Eggers	2012	7,500	7,216	1,122	200
	2011	7,350	3,826	691	300
	2010	—	688	—	—
Bradley J. Holman	2012	—	—	—	—
	2011	—	—	—	—
	2010	—	—	—	—
Kevin W. Mooney	2012	7,500	10,326	1,920	200
	2011	7,350	10,314	1,692	300
	2010	7,350	9,301	1,692	—
	2009	7,350	7,586	1,692	—
Also includes a reimbursement of $25,000 and $15,000 paid to Mr. Chardon in 2011 and 2010 respectively for the negotiation of amendments to his employment agreement, a commuter allowance of $15,000 and $3,000 paid to Mr. Boor in 2012 and 2011 respectively, relocation costs of $50,000 paid to Ms. Eggers in 2010 and employer contributions of $42,611, $32,536 and $4,827 to Mr. Holman’s superannuation fund in 2012, 2011 and 2010 respectively, in compliance with the Australian minimum compulsory superannuation laws.

Realizable Compensation
Actual compensation realizable in 2009, 2010, 2011 and 2012 by our named executive officers is shown in the table below. This table supplements the Summary Compensation Table that appears on page 34. The primary difference between this supplemental table and the Summary Compensation Table is the method used to value restricted stock awards, stock options, PRSUs, SARs and PSARs. SEC rules require that the grant date fair value of all restricted stock awards, stock options, PRSUs, SARs and PSARs be reported in the Summary Compensation Table for the year in which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relates to restricted stock awards, stock options, PRSUs, SARs and PSARs that have not vested and for which the value is therefore uncertain (and which may ultimately have no value at all). In contrast, this supplemental table includes only the value attributable to restricted stock awards, stock options, PRSUs, SARs and PSARs that vested during the applicable fiscal year and shows the value of the vested portions of those awards as of the applicable vesting date. It should be noted that there is no assurance that these named executive officers will actually realize the entire value attributed in the table below to the option, SAR and PSAR awards, since the ultimate value of these awards will depend on when the awards are exercised. For additional information on options, SARs and PSAR awards exercised during 2012, see “Option Exercises and Stock Vested in 2012” on page 40 of this Proxy Statement.

Name	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Marc E. Chardon	2012	608,925	—	122,642	589,421	42,026	1,363,014
	2011	595,500	863,828	251,931	436,859	69,445	2,217,563
	2010	578,100	760,711	143,140	496,704	58,940	2,037,595
	2009	564,000	683,823	46,218	400,000	44,078	1,738,119
Anthony W. Boor	2012	352,475	74,504	—	175,885	32,458	635,322
	2011	46,440	—	—	—	4,859	51,299
Jana B. Eggers	2012	326,275	80,703	12,448	155,470	16,038	590,934
	2011	307,500	—	16,907	131,364	12,167	467,938
	2010	37,500	—	—	—	50,688	88,188
Bradley J. Holman(3)	2012	369,220	72,303	—	192,456	42,611	676,590
	2011	361,515	46,407	16,294	103,972	32,536	560,724
	2010	53,637	—	—	—	4,827	58,464
Kevin W. Mooney	2012	370,150	330,362	85,111	184,586	19,946	990,155
	2011	357,650	247,001	184,885	179,923	19,656	989,115
	2010	346,375	168,568	142,913	173,764	18,343	849,963
	2009	340,000	95,404	24,325	146,319	16,628	622,676

(1)
Amounts shown represent the aggregate value of all restricted stock awards and PRSUs that vested during the applicable year. The value of vested restricted stock awards and PRSUs is calculated by multiplying the number of shares vested by the closing price of Blackbaud's common stock on the date that the shares were released to the award recipients.

(2)
Amounts shown represent the aggregate value of all SARs and stock options that vested during the applicable fiscal year. The value of vested SARs and stock options is calculated by multiplying the number of shares vested by the difference (but not less than zero) between the exercise price and the closing price of Blackbaud's common stock on the vesting date without regard to actual SAR or option exercise activity. No PSARs granted to our named executive officers have vested.

(3)
Mr. Holman is paid in Australian dollars. The amounts paid to Mr. Holman which are shown above have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during the respective year. The average daily exchange rates for 2012, 2011 and 2010 were 1 AUD = 1.0355 USD, 1 AUD = 1.0329 USD and 1 AUD = 0.9195 USD, respectively.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 31, 2012 and April 22, 2013 on all of our equity compensation plans currently in effect.

	(a)		(b)		(c)
Plan name	Number of securities to be issued upon exercise of outstanding options, warrant and rights(1)		Weighted-average price of outstanding options, warrant and rights ($)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	12/31/2012	4/22/2013	12/31/2012	4/22/2013	12/31/2012	4/22/2013
Equity compensation plans approved by stockholders
2008 Equity Incentive Plan	2,537,403	2,417,693	23.65	24	5,898,881	6,120,438
2004 Stock Plan(2)	270,808	170,139	24.89	24.42	—	—
Equity compensation plans not approved by stockholders
Blackbaud, Inc. 2009 Equity Compensation Plan for Employees from Acquired Companies(3)	—	—	—	—	94,339	94,339
Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended(4)	6,086	4,943	10.89	10.96	—	—
Convio, Inc. 1999 Stock Option/Stock Issuance Plan, as amended(5)	28,977	25,232	10.60	10.66	—	—
Convio, Inc. Amended and Restated 2009 Stock Incentive Plan, as amended(5)	4,329	3,640	17.68	17.72	—	—
Weighted – Average Remaining Term of all Awards (12/31/2012)	5.1
Weighted – Average Remaining Term of all Awards (4/22/2013)	5.0

(1)
At December 31, 2012, 1,592,534 shares under the 2008 Equity Incentive Plan were unvested, 2,767 shares under the Convio, Inc. 2009 Stock Incentive Plan, as amended were unvested, 8,022 shares under the Convio, Inc. 1999 Stock Option/Stock Issuance Plan, as amended were unvested and all shares under the 2004 Stock Plan and Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended were vested. At April 22, 2013, 1,541,230 shares under the 2008 Equity Incentive Plan were unvested, 1,931 shares under the Convio, Inc. 2009 Stock Incentive Plan, as amended were unvested, 1,220 shares under the Convio, Inc. 1999 Stock Option/Stock Issuance Plan, as amended were unvested and all shares under the 2004 Stock Plan and Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended were vested.

(2)	The 2004 Stock Plan was terminated as to future grants by our Board of Directors on April 24, 2008.

(3)
Our Company adopted this plan so that it could issue registered shares of its common stock to certain of its employees pursuant to employment contracts or other agreements or arrangements entered into in connection with its acquisition of eTapestry.com, Inc., Kintera, Inc. (“Kintera”), and any other company in the future.

(4)	This plan was approved by Kintera stockholders and assumed by our Company upon its acquisition of Kintera in July 2008.

(5)	This plan was approved by Convio stockholders and assumed by our Company upon its acquisition of Convio in May 2012.

GRANTS OF PLAN-BASED AWARDS FOR 2012
The following table sets forth information regarding grants of plan-based awards made to our named executive officers in 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)		All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc E. Chardon	—		—	613,400	1,226,800
	11/6/2012								23,053	(4)			512,699
	11/6/2012	(3)				20,492	20,492	30,738					430,128
Anthony W. Boor	—		—	176,650	353,300
	11/6/2012								11,270	(4)			250,645
	11/6/2012	(5)					91,481					22.24	618,412
Jana B. Eggers	—		—	165,850	331,700
	11/6/2012								11,270	(4)			250,645
	11/6/2012	(5)					91,481					22.24	618,412
Bradley J. Holman	—		—	185,743	371,486
	11/6/2012								10,246	(4)			227,871
	11/6/2012	(5)					80,504					22.24	544,207
Kevin W. Mooney	—		—	186,650	373,300
	11/6/2012								11,270	(4)			250,645
	11/6/2012	(5)					91,481					22.24	618,412

(1)
Mr. Chardon’s total annual cash bonus is targeted at 100% of his annual base salary, pursuant to his employment agreement. Total 2012 cash bonuses for our other named executive officers were targeted at 50% of the salary each was expected to earn in 2012. The maximum cash bonus for each named executive officer is two times the target.

(2)
Mr. Holman is paid in Australian dollars. Mr. Holman's target annual cash bonus and maximum annual cash bonus shown above have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during 2012. The average daily exchange rates for 2012 was 1 AUD = 1.0355 USD.

(3)
The 2012 Chardon PRSU Award was granted on November 6, 2012 and will be paid out over three measurement periods subject to the achievement of performance goals, as described on page 31 of this Proxy Statement. Reported amounts include the threshold, target and maximum number of shares subject to the Chardon PRSUs.

(4)
The named executive officers were each granted the number of shares of restricted common stock provided next to their names in the table. All grants of restricted common stock vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment. The vested and unvested shares of common stock subject to the stock awards are entitled to dividends or dividend equivalents.

(5)
Each of our named executive officers other than Mr. Chardon were granted the number of PSARs provided next to their names in the table. The PSARs will be settled in stock at the time of exercise. They vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment as the Performance Metric was met on April 16, 2013, as described on page 31 of this Proxy Statement. The number of shares issued upon the exercise of the PSARs is calculated as the difference between the share price of our stock on the date of exercise and the base price of the PSAR, multiplied by the number of PSARs and then divided by the share price on the exercise date.

(6)
The grant date fair value of the equity awards is calculated in accordance with FASB ASC Topic 718. See Note 13 of the financial statements included in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is filed with the SEC.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END
The following table sets forth information concerning unexercised stock options, unexercised SARs, PSARs, shares of restricted stock that had not vested and PRSUs that had not been paid out for the named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)		Option/SAR Exercise Price ($)	Option/ SAR Expiration Date	Number of Shares or Units of Restricted Stock That Have Not Vested (#)		Market Value of Shares or Units of Restricted Stock That Have Not Vested ($)(18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(14)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(13)
Marc E. Chardon	4,750	—		12.40	11/8/2015	58,883	(8)	1,344,299	61,565	1,405,529
	55,380	—		26.17	2/13/2015
	48,974	16,325	(1)	22.34	11/11/2016
	100,000	—		21.44	2/11/2017
	100,000	—		22.58	5/11/2017
	100,000	—		24.00	8/11/2017
	52,083	52,084	(2)	26.79	11/7/2017
Anthony W. Boor	11,776	35,330	(3)	28.78	11/13/2018	21,863	(9)	499,132	—	—
	—	91,481	(4)	22.24	11/5/2019
Jana B. Eggers	11,160	11,161	(5)	25.43	11/15/2017	20,730	(10)	473,266	9,448	215,698
	2,530	7,590	(6)	26.82	2/15/2018
	7,042	21,127	(7)	28.06	11/9/2018
	—	91,481	(4)	22.24	11/5/2019
Bradley J. Holman	11,160	11,161	(2)	26.79	11/7/2017	18,518	(11)	422,766	5,669	129,423
	5,721	17,166	(7)	28.06	11/9/2018
	—	80,504	(4)	22.24	11/5/2019
Kevin W. Mooney	5,000	—		12.40	11/8/2015	23,151	(12)	528,537	17,143	391,375
	32,505	—		21.40	8/9/2015
	27,632	13,817	(1)	22.34	11/11/2016
	16,741	16,741	(2)	26.79	11/7/2017
	7,042	21,127	(7)	28.06	11/9/2018
	—	91,481	(4)	22.24	11/5/2019

(1)	The unvested SARs underlying this award will vest 100% on November 10, 2013, subject to continued employment, and shall be settled in stock at the time of exercise.

(2)
The unvested SARs underlying this award will vest in two equal annual installments beginning on November 8, 2013, subject to continued employment, and shall be settled in stock at the time of exercise.

(3)
The unvested SARs underlying this award will vest in three equal annual installments beginning on November 14, 2013, subject to continued employment, and shall be settled in stock at the time of exercise.

(4)
The unvested PSARs underlying this award will vest in four equal annual installments beginning on November 6, 2013, subject to continued employment as the Performance Metric was met on April 16, 2013. The PSARs shall be settled in stock at the time of exercise.

(5)
The unvested SARs underlying this award will vest in two equal annual installments beginning on November 16, 2013, subject to continued employment, and shall be settled in stock at the time of exercise.

(6)
The unvested SARs underlying this award will vest in three equal annual installments beginning on February 14, 2013, subject to continued employment, and shall be settled in stock at the time of exercise.

(7)
The unvested SARs underlying this award will vest in three equal annual installments beginning on November 10, 2013, subject to continued employment, and shall be settled in stock at the time of exercise.

(8)
The unvested portion of Mr. Chardon’s awards will vest as follows: 6,295 restricted shares will vest on November 10, 2013; 11,719 restricted shares in two equal annual installments beginning on November 8, 2013; 17,816 restricted shares in three equal annual installments beginning on November 10, 2013; and 23,053 restricted shares in four equal annual installments beginning on November 6, 2013.

(9)
The unvested portion of Mr. Boor’s awards will vest as follows: 10,593 restricted shares in three equal annual installments beginning on November 14, 2013; and 11,270 restricted shares in four equal annual installments beginning on November 6, 2013.

(10)
The unvested portion of Ms. Eggers’ awards will vest as follows: 3,125 restricted shares will vest in two equal annual installments beginning on November 16, 2013; 6,335 restricted shares will vest in three equal annual installments beginning on November 10, 2013; and 11,270 restricted shares will vest in four equal annul installments beginning on November 6, 2013.

(11)
The unvested portion of Mr. Holman's awards will vest as follows: 3,125 restricted stock units will vest in two equal annual installments beginning on November 8, 2013; 5,147 restricted stock units will vest in three equal annual installments beginning on November 10, 2013; and 10,246 restricted stock units will vest in four equal annual installments beginning on November 6, 2013.

(12)
The unvested portion of Mr. Mooney’s awards will vest as follows: 1,900 restricted shares will vest on November 10, 2013; 3,646 restricted shares will vest in two equal annual installments beginning on November 8, 2013; and 6,335 restricted shares will vest in three equal annual installments beginning on November 10, 2013; and 11,270 restricted shares will vest in four equal annul installments beginning on November 6, 2013.

(13)	Based on $22.83 per share which was the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2012, the last trading day of that fiscal year.

(14)
The amounts reported represent the number of 2010 PRSUs, 2011 PRSUs, 2011 Chardon PRSU Awards and 2012 Chardon PRSU Awards, as applicable, that have not yet been paid out, and assume that target performance goals will be achieved by the named executive officer.

OPTION EXERCISES AND STOCK VESTED IN 2012
The table below sets forth information concerning the exercise of SARs and vesting of restricted stock and PRSUs for each named executive officer during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marc E. Chardon	183,981	2,946,263	38,394	873,151
Anthony W. Boor	—	—	3,531	74,504
Jana B. Eggers	—	—	3,674	80,703
Bradley J. Holman	—	—	3,278	72,303
Kevin W. Mooney	51,320	624,246	13,208	330,362

(1)	The amounts reported represent market value on the date of exercise less the exercise price.

(2)	The amounts reported represent market value on the date of vesting.

Nonqualified Deferred Compensation and Retirement Plans
We do not maintain deferred compensation or defined benefit pension or supplemental retirement plans for executive officers.
Employment Arrangements
Set forth below are descriptions of the principal terms of the employment agreements, retention agreements and services agreement currently in effect with our named executive officers and, where applicable, the potential payments we will need to make upon termination of employment or upon a change in control of our Company.
Mr. Chardon
On January 28, 2010, we entered into an Amended and Restated Employment and Noncompetition Agreement with Mr. Chardon to serve as our President and CEO. On December 13, 2011, we amended Mr. Chardon's employment agreement to address concerns raised by the 2011 Say on Pay vote. Starting in 2013, Mr. Chardon's employment agreement, as amended, provides that Mr. Chardon shall hold his role as President and CEO on a year-by-year basis, and that the Board of Directors must elect annually whether or not to renew Mr. Chardon's employment for an additional one-year term and provide him notice of any renewal.

The agreement prohibits Mr. Chardon from participating in any business that directly competes with us and from soliciting any employee of ours to leave us for one year after termination of the agreement. Also, the agreement prohibits Mr. Chardon from soliciting our customers or clients for one year after termination of the agreement.
The agreement contains a clawback provision pursuant to which Mr. Chardon must return to us all incentive-based compensation he receives to the extent required by any Company clawback or recoupment policy, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and/or Section 303 of the Sarbanes Oxley Act of 2002. We are not obligated to pay tax gross-up payments to Mr. Chardon if, in connection with payments following termination, the payments are subject to taxation under Section 409A of the Code.
If Mr. Chardon's employment is terminated for cause, as defined in the agreement, we will be obligated to pay him any accrued salary or unpaid vacation time through the termination date, awarded but unpaid cash bonus through the termination date and unreimbursed expenses through the termination date (the “Accrued Compensation”). All of Mr. Chardon's unexercised stock options and SARs, whether vested or unvested, and all unvested shares of restricted stock and PRSUs will be immediately forfeited if he is terminated for cause. The agreement defines “cause” generally as:

•	Conviction or plea of no contest to any felony;

•	Any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior which is materially detrimental to our reputation, business and/or operations;

•	Willful and repeated failure or refusal to perform his reasonably assigned duties; and/or

•	Willful violation of the noncompetition, nonsolicitation and confidentiality provisions of the agreement.
If Mr. Chardon's employment is terminated without cause or by Mr. Chardon for good reason, as defined in the agreement, we will be obligated to:

•	Pay Mr. Chardon his Accrued Compensation;

•	Continue to pay his base salary for a period of 24 months;

•	Pay a pro rata share of his cash bonus accrued through the termination date;

•	Accelerate vesting of all of his then-unvested restricted stock outstanding by 12 months;

•
Accelerate vesting of all of his then-unvested stock options outstanding by 12 months (Mr. Chardon will have 180 days from the termination date to exercise vested stock options, after which time they will terminate);

•
Accelerate vesting of all his then-unvested SARs outstanding by 12 months (Mr. Chardon will have two years from the termination date to exercise vested SARs granted pursuant to the agreement, after which time they will terminate, and 90 days from the termination date to exercise all other SARs, after which time they will terminate);

•
Accelerate vesting of all his then-unvested PRSUs, but only if and to the extent that such unvested PRSUs would have vested had Mr. Chardon continued employment with us until the end of the first performance period which ends after his termination of employment; and

•	Provide health benefits at the same level as in effect on the termination date for a period of 18 months.
The agreement defines “good reason” generally as:

•	Any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities;

•	Our failure to pay or provide him with the compensation or benefits due and payable;

•	A reduction in his base salary or target bonus compensation or a material reduction of any other material employee benefit or perquisite;

•	Our failure to obtain the assumption in writing of Mr. Chardon's agreement by any purchaser of all or substantially all of our assets within 15 days after a sale or transfer of such assets;

•	Failure to be elected as a director or his removal from the board of directors; and/or

•	Relocation of our principal office to a location more than 40 miles from Charleston, South Carolina.
None of these occurrences will be a good reason for Mr. Chardon to terminate employment unless he provides notice to our Company within 60 days of the date that he becomes aware of the occurrence and we do not correct it within 30 days of the notice.
If Mr. Chardon's employment is terminated by him without good reason or he fails to renew the agreement, we will be obligated to pay Mr. Chardon his Accrued Compensation. All of Mr. Chardon's unvested restricted stock, PRSUs, stock options and SARs will be forfeited to our Company or terminate, as applicable, and he will have 180 days from the termination date to exercise any of his vested stock options and SARs, after which time they will terminate. Except as noted below, if we fail to renew the agreement, Mr. Chardon will receive his Accrued Compensation and a one-time lump-sum payment equal to 12 months of his then-current base salary. All of Mr. Chardon's unvested restricted stock, PRSUs, stock options and SARs will be forfeited to our Company or terminate, as applicable, and he will have 24 months to exercise any of his vested stock options and SARs, after which time they will terminate.

If, within 12 months after a change in control of our Company, as defined in the agreement, Mr. Chardon's employment is terminated without cause or he resigns with good reason, we will be obligated to pay Mr. Chardon a “double-trigger” severance payment in the same amount as if his employment were terminated without cause, and, in addition, any then-unvested options, restricted stock, PRSUs and/or SARs granted to Mr. Chardon will immediately be vested (at target and without regard to the achievement of any performance goals associated therewith in the case of PRSUs) and remain exercisable for the balance of their original terms. If our Company fails to renew the Agreement either during discussions that ultimately led to a change in control of our Company or within 12 months after a change in control of our Company, our Company has these same “double-trigger” payment obligations. The agreement defines “change in control” generally as:

•
The consummation of a merger or consolidation in which the stockholders of our Company immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	A sale of all or substantially all of our assets; and/or

•	Our liquidation or dissolution.
If Mr. Chardon's employment is terminated due to death or disability, as defined in the agreement, we will be obligated to pay him or his estate his Accrued Compensation and a pro rata share of his cash bonus accrued through the termination date. All unvested restricted stock, options and SARs will be forfeited to our Company or terminate immediately, as applicable. Mr. Chardon's estate will have one year from the termination date to exercise any vested options and SARs, after which time they will terminate. All of Mr. Chardon's PRSUs will vest according to the terms provided in his PRSU agreements. Accordingly, the PRSUs granted to Mr. Chardon will vest, on a grant-by-grant basis, in an amount equal to the proportion of days in a performance period he worked prior to his death or disability, multiplied by the number of respective PRSUs that would have vested at the end of that performance period had Mr. Chardon's employment not terminated by death or disability and Mr. Chardon had met 100% of his targets. The Chardon PRSUs will vest in an amount equal to the proportion of days in a performance period he worked prior to his death or disability, multiplied by the number of Chardon PRSUs that would have vested at the end of the performance period had Mr. Chardon's employment not terminated by death or disability, so long as there was no intervening change in control and we achieved a TSR that is at least in the 50th percentile in that performance period for the TSR Index.
Finally, the agreement provides that, if any payments made to Mr. Chardon are deemed to be “parachute payments” under Section 280G(b)(2) of the Code, our Company will reduce the payments to the minimum extent necessary to avoid imposition of any excise tax or the disallowance of a deduction to our Company under Section 280G(b)(2) of the Code, unless the reduction would result in an after-tax amount that is less than if the reduction had not been made.
Messrs. Boor, Holman and Mooney and Ms. Eggers
Employee Agreements
We entered into at-will employee agreements with Messrs. Boor, Holman and Mooney and Ms. Eggers dated December 16, 2012. Each employee agreement prohibits the officer from entering into employment with any direct competitor or soliciting any employee of ours to leave us for one year after termination of the agreement. In addition, each agreement prohibits the solicitation of our customers or clients for one year after termination of the agreement. None of the agreements provide for any severance payments and have no set term. All of the agreements include an assignment of intellectual property clause.
Retention Agreements
They are all also party to retention agreements with us. The retention agreements provide for “double-trigger” severance payments under certain circumstances, as described below. We are not obligated to pay tax gross-up payments to Messrs. Boor, Holman and Mooney or Ms. Eggers if, in connection with payments following termination, the payments are subject to taxation under Section 409A of the Code.
If Messrs. Boor, Holman or Mooney or Ms. Eggers' employment is terminated within 12 months after a change in control of our Company, as defined in the retention agreements, either by us without cause, or by the officer for good reason, we will be obligated to:

•	Pay him or her 1.5 times his or her base salary;

•	Accelerate and fully vest any then-unvested restricted stock;

•	Accelerate and fully vest any then-unvested PRSUs;

•	Accelerate and fully vest his or her unvested SARs that have strike prices lower than the closing price of our stock on December 31, 2012; and

•	Provide health benefits for the lesser of 12 months following the termination date or until he or she becomes eligible for insurance benefits from another employer.

The retention agreements define the term “cause” generally as:

•	Conviction or plea of no contest to any felony;

•	Any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by the officer;

•	Willful and repeated failure or refusal to perform his or her reasonably assigned duties, provided that such failure or refusal is not corrected within 30 calendar days of notice; and/or

•	Willful violation of his or her employment agreement.
The retention agreements define “good reason” generally as:

•	Any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities that is not corrected within 30 days of notice;

•	A reduction in the officer's base salary or target bonus compensation or a material reduction of any employee benefit or perquisite;

•
Failure by us to obtain the assumption in writing of our obligation to honor the officer's agreements by any purchaser of all or substantially all of our assets within 30 calendar days after a sale or transfer of such assets; and/or

•
A relocation of his or her office to a location more than 40 miles from his or her existing office location, without the officer's consent, or a material adverse change in the business travel requirements of the officer's position.

The retention agreements define “change in control” generally as:

•	The consummation of a merger or consolidation in which our stockholders immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	A sale of all or substantially all of our assets; and/or

•	Our liquidation or dissolution.
Management Transition Retention Agreements
Effective March 15, 2013, we entered into Management Transition Retention Agreements with Ms. Eggers and Messrs. Boor, Holman and Mooney. Each of these Agreements provides that we will make certain payments to Ms. Eggers and Messrs. Boor, Holman and Mooney if she or he is terminated without cause or resigns for good reason within 12 months after a new CEO commences employment with our Company. In these circumstances, we will make the following payments to the affected named executive officer:

•	A lump sum payment of 1.5 times his or her base salary;

•	A lump sum payment of the officer's annual target bonus for the year in which the termination takes place, prorated to reflect the percentage of days worked through the termination date;

•
Reimbursement of the officer's applicable COBRA premiums (or Australian equivalent, in the case of Mr. Holman) for the lesser of 12 months following the termination date or until the officer becomes eligible for insurance benefits from another employer; and

•	12 months accelerated vesting of all the officer's then outstanding and unvested stock options and other equity awards.
The Management Transition Retention Agreements define the term “cause” generally as:

•	Conviction or plea of no contest to any felony;

•	Any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by the officer;

•	Failure or refusal to perform his or her reasonably assigned duties, provided that such failure or refusal is not corrected within 30 calendar days of notice; and/or

•	Willful violation of his or her employment agreement.
The Management Transition Retention Agreements define “good reason” generally as:

•
Any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities, including any change in such change or diminution resulting in the officer no longer directly reporting to the CEO;

•	A reduction in the officer's base salary or target bonus compensation or a material reduction of any employee benefit or perquisite; and/or

•
A relocation of his or her office to a location more than 40 miles from his or her existing office location, without the officer's consent, or a material adverse change in the business travel requirements of the officer's position.

Equity Awards
Our equity incentive plans govern the treatment of all of these officers' stock rights, except PRSUs which are governed by individual PRSU agreements, upon termination for cause or without cause by us, without good reason by the officers, or due to death or disability. In these circumstances, shares of restricted stock, SARs and PSARs, whether vested or unvested, will be immediately forfeited or terminated. Vested SARs granted under the 2004 Stock Plan, if any, will remain exercisable for one year after termination if the officers are terminated due to death or disability and 90 days if they are terminated for any other reason. Vested SARs and PSARs granted under the 2008 Equity Incentive Plan, if any, will remain exercisable for 90 days after termination if they are terminated for any reason, including death or disability.
If Messrs. Holman or Mooney or Ms. Eggers' employment is terminated for cause by us or without good reason by the officer, all of their unvested PRSUs will be forfeited. Upon death or disability, Messrs. Boor, Holman and Mooney's PRSUs will vest, on a grant-by-grant basis, in an amount equal to the proportion of days in a performance period they worked prior to their death or disability, multiplied by the number of respective PRSUs that would have vested at the end of that performance period had their employment not terminated by death or disability and they had met 100% of their target performance levels.
Summary of Potential Payments Upon Termination of Employment or Change in Control
The following table sets forth our maximum potential payments upon various termination events to all our named executive officers. The payments below to our other named executive officers are quantified assuming their termination of employment, or their termination in connection with a change in control, or their termination following a change in CEO occurred on the last trading day of our most recently completed fiscal year (December 31, 2012) and that the price per share of common stock is the closing price on December 31, 2012 ($22.83 per share).

	Marc E. Chardon	Anthony W. Boor	Jana B. Eggers	Bradley J. Holman(1)	Kevin W. Mooney
Termination Without Cause or For Good Reason
Base salary	$1,226,800	$—	$—	$—	$—
Lump sum bonus payment	613,400	—	—	—	—
Value of acceleration of equity incentives	1,197,419	—	—	—	—
Continuation of benefits	18,451	—	—	—	—
Total	$3,056,070	$—	$—	$—	$—
Termination Upon Death or Disability
Base salary	$—	$—	$—	$—	$—
Lump sum bonus payment	613,400	—	—	—	—
Value of acceleration of equity incentives	443,932	—	—	—	—
Continuation of benefits	—	—	—	—	—
Total	$1,057,332	$—	$—	$—	$—
Termination Upon Change in Control
Base salary	$1,226,800	$529,950	$497,550	$557,229	$559,950
Lump sum bonus payment	613,400	—	—	—	—
Value of acceleration of equity incentives	2,582,150	553,106	742,938	599,687	804,979
Continuation of benefits	18,451	12,301	7,642	—	12,147
Total	$4,440,801	$1,095,357	$1,248,130	$1,156,916	$1,377,076
Termination Following CEO Change
Base salary	$—	$529,950	$497,550	$557,229	$559,950
Lump sum bonus payment	—	176,650	165,850	185,743	186,650
Value of acceleration of equity incentives	—	158,418	377,381	274,602	433,487
Continuation of benefits	—	12,301	7,642	—	12,147
Total	$—	$877,319	$1,048,423	$1,017,574	$1,192,234

(1)
Mr. Holman is paid in Australian dollars. The amounts paid to Mr. Holman which are shown above have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during the 2012. The average daily exchange rates for 2012 was 1 AUD = 1.0355 USD.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2012
The following table sets forth the total compensation paid to each of our non-employee directors in 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Andrew M. Leitch	96,250	115,872	2,154	214,276
Timothy Chou	47,250	115,872	2,154	165,276
George H. Ellis	65,000	115,872	2,154	183,026
David G. Golden	57,500	115,872	2,154	175,526
John P. McConnell(3)	21,250	—	1,064	22,314
Carolyn Miles(4)	23,750	—	—	23,750
Sarah E. Nash	58,500	115,872	2,154	176,526
Joyce M. Nelson(5)	10,000	182,301	984	193,285

(1)
On August 10, 2012, we granted each of our non-employee directors, with the exception of Ms. Nelson, 4,544 shares of restricted stock with an aggregate grant date fair value of $115,872, computed in accordance with FASB ASC Topic 718. On November 6, 2012, we granted Ms. Nelson 8,197 shares of restricted stock with an aggregate grant date fair value of $182,301. No options or SARs awards were granted to our non-employee directors in 2012.

(2)	Consists of dividends paid in 2012 on shares of unvested restricted stock granted as equity compensation.

(3)	Mr. McConnell resigned from the Board of Directors effective June 21, 2012.

(4)	Ms. Miles resigned from the Board of Directors effective May 11, 2012.

(5)	Ms. Nelson joined our Board of Directors effective September 18, 2012.
The table below shows the aggregate number of shares of restricted stock held by non-employee directors as of December 31, 2012 that were received as compensation.

Name	Restricted Stock(1)
Andrew M. Leitch	12,524	(2)
Timothy Chou	19,368	(3)
George H. Ellis	19,055	(4)
David G. Golden	14,792	(5)
Sarah E. Nash	12,792	(6)
Joyce M. Nelson	8,197	(7)

(1)
Pursuant to our director compensation plan, we make annual grants of restricted stock to directors that vest 100% on the first anniversary of the date of grant or, if earlier, immediately prior to the following annual election of directors of our Company, provided that the director is still serving as a member of the Board of Directors at that time.

(2)
Includes 3,200 shares of restricted stock that vested June 21, 2006, 2,643 shares of restricted stock that vested July 1, 2007, 2,717 shares of restricted stock that vested July 1, 2008, 4,144 shares of restricted stock that vested August 8, 2009, 4,144 shares of restricted stock that vested August 4, 2010, 3,531 shares of restricted stock that vested August 2, 2011 and 4,432 shares of restricted stock that vested August 9, 2012, 16,831 shares of which Mr. Leitch has sold. Also includes 4,544 shares of restricted stock that will vest August 10, 2013 or, if earlier, immediately prior to the 2013 annual election of directors of our Company, provided that Mr. Leitch is then serving as a director of our Company.

(3)
Includes 2,717 shares of restricted stock that vested July 1, 2008, 4,144 shares of restricted stock that vested August 8, 2009, 4,144 shares of restricted stock that vested August 4, 2010, 3,531 shares of restricted stock that vested August 2, 2011 and 4,432 shares of restricted stock that vested August 9, 2012, 4,144 shares of which Mr. Chou has sold. Also includes 4,544 shares of restricted stock that will vest August 10, 2013 or, if earlier, immediately prior to the 2013 annual election of directors of our Company, provided that Mr. Chou is then serving as a director of our Company.

(4)
Includes 2,643 shares of restricted stock that vested July 1, 2007, 2,717 shares of restricted stock that vested July 1, 2008, 4,144 shares of restricted stock that vested August 8, 2009, 4,144 shares of restricted stock that vested August 4, 2010, 3,531 shares of restricted stock vested August 2, 2011, 4,432 shares of restricted stock that vested August 9, 2012, 3,500 shares of which Mr. Ellis has gifted and 3,600 shares of which Mr. Ellis has sold. Also includes 4,544 shares of restricted stock that will vest August 10, 2013 or, if earlier, immediately prior to the 2013 annual election of directors of our Company, provided that Mr. Ellis is then serving as a director of our Company.

(5)
Includes 5,816 shares of restricted stock that vested August 2, 2011, 4,432 shares of restricted stock that vested August 9, 2012 and 4,544 shares of restricted stock that will vest August 10, 2013 or, if earlier, immediately prior to the 2013 annual election of directors of our Company, provided that Mr. Golden is then serving as a director of our Company.

(6)
Includes 5,816 shares of restricted stock that vested August 2, 2011 and 4,432 shares of restricted stock that vested on August 9, 2012, 2,000 shares of which Ms. Nash has gifted. Also includes 4,544 shares of restricted stock that will vest August 10, 2013 or, if earlier, immediately prior to the 2013 annual election of directors of our Company, provided that Ms. Nash is then serving as a director of our Company.

(7)	Includes 8,197 shares of restricted stock that will vest November 6, 2013, provided that Ms. Nelson is then serving as a director of our Company.
Director Compensation
The general policy of the Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation. The Board periodically reviews its independent director compensation program and practices, generally once every other year, and makes changes as it deems appropriate. The current director compensation program and practices were implemented in June 2011.
Fees Earned or Paid in Cash
Since June 2011, we pay non-employee members of the Board of Directors an annual cash retainer of $40,000 (for up to a maximum of eight meetings). The Chairman of the Board receives an additional annual cash retainer of $30,000. The chairmen of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $20,000 (for up to a maximum of twelve meetings), $15,000 (for up to a maximum of eight meetings) and $7,500 (for up to a maximum of four meetings), respectively. Other members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $12,000 (for up to a maximum of twelve meetings), $5,000 (for up to a maximum of eight meetings) and $2,500 (for up to a maximum of four meetings), respectively. All non-employee chairmen and members of the Board and committees receive $1,000 for each meeting they attend in person or by telephone above the maximum number of meetings for the Board and committees on which they serve.
Equity Compensation
Since June 2011, each non-employee director receives an initial restricted stock award with a value of approximately $200,000 when first appointed to the Board of Directors and thereafter annual restricted stock awards with a value of approximately $120,000. Last year, the restricted stock grants to all non-employee directors, with the exception of Ms. Nelson, were made on August 10, 2012. We granted each of Messrs. Leitch, Chou, Ellis, and Golden and Ms. Nash 4,544 shares of restricted stock, which was equal to $115,872 divided by the fair market value of our common stock on the date of grant. We granted Ms. Nelson 8,197 shares of restricted stock, which was equal to $182,301 divided by the fair market value of our common stock on the date of grant.
Stock Ownership Guidelines
Under our Non-Employee Directors’ Stock Ownership Guidelines, it is expected that non-employee directors will accumulate, through their receipt of equity compensation, not later than three years after first receiving his or her first annual restricted stock award, $100,000 of our common stock. Once a non-employee director has been a director for five consecutive years, he or she shall be expected to accumulate, through their receipt of all equity compensation, $200,000 of our common stock. Additionally, non-employee directors should not dispose of any shares of restricted stock granted to such director until reaching the ownership targets, unless the disposition is to satisfy tax obligations resulting from the lapse of restrictions.

Continuing Director Education
Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on the Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the “Director Compensation For Fiscal Year 2012” table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Board of Directors who served on the Compensation Committee in 2012 are Chairman Sarah E. Nash, Timothy Chou and Andrew M. Leitch. John P. McConnell served on our Compensation Committee until his resignation on June 21, 2012. None of these individuals has ever served as an officer or employee of ours. Mr. Chardon, our President and CEO, participated in discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except discussions regarding his own salary, bonus and equity compensation. None of the members of the Compensation Committee serves or in the past has served as one of our officers or has been employed by us and none of our executive officers have served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board.
TRANSACTIONS WITH RELATED PERSONS
The written charter of our Audit Committee authorizes and the Nasdaq Marketplace Rules require our Audit Committee to review and approve related party transactions. In reviewing related party transactions, our Audit Committee applies the basic standard that transactions with affiliates should be made on terms no less favorable to us than could have been obtained from unaffiliated parties. Therefore, the Audit Committee reviews the benefits of the transactions, terms of the transactions and the terms available from unrelated third parties, as applicable. All transactions other than compensatory arrangements between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. For the year ended December 31, 2012, we had no transactions in which we were a participant where the amount involved exceeded $120,000 and one or more of our officers, directors, principal stockholders or their affiliates had a direct or indirect material interest.
STOCKHOLDER PROPOSALS
Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our Bylaws, a copy of which was attached as Exhibit 3.4 to our Current Report on Form 8-K filed with the SEC on March 22, 2011. No stockholder proposals were received for consideration at our 2013 Annual Meeting of Stockholders.
Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2014 Annual Meeting of Stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by December 31, 2013; provided, however, that if the date of the 2014 annual meeting is more than 30 days before or after June 19, 2014, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2014 annual meeting or (2) the 10th day following the first public announcement of the date of the 2014 annual meeting.
Under our Bylaws, in order for a stockholder to bring any business before a stockholder meeting including, but not limited to, the nomination of persons for election as directors, whether by inclusion of such business in our proxy materials or otherwise, the stockholder must provide us written notice not more than 75 days and not less than 45 days before the meeting in writing by registered mail, return receipt requested. Any such notice must set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in such business of such stockholder or any Stockholder Associated Person, individually or in the aggregate, therefrom; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.
Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which our Company does not have notice prior to March 17, 2014.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate Notice of Internet Availability or separate copy of proxy materials to one or more stockholders at a shared address to which a single Notice of Internet Availability or a single copy of proxy materials was delivered. Stockholders may request a separate Notice of Internet Availability or separate copy of proxy materials by contacting our Corporate Secretary either by calling 1-800-443-9441 or by mailing a request to 2000 Daniel Island Drive, Charleston, South Carolina 29492. Stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability or a single copy of proxy materials in the future in the same manner as described above.
ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the SEC is accessible free of charge on our website at http://proxy.blackbaud.com. It contains audited financial statements covering our fiscal years ended December 31, 2012, 2011 and 2010. You can request a copy of our Annual Report on Form 10-K free of charge by calling 1-866-900-BLKB or sending an e-mail to investor.relations@blackbaud.com. Please include your contact information with the request.
OTHER MATTERS
We do not know of any other matters to be submitted at the 2013 Annual Meeting of Stockholders. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.
THE BOARD OF DIRECTORS
Dated: April 30, 2013

Directions to the 2013 Annual Meeting of Stockholders
Blackbaud, Inc.
2000 Daniel Island Drive
Charleston, South Carolina
From the Airport
Follow the signs out of the airport to I-526 East. Follow I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Continue to the 1st stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.
From Downtown Charleston
Go north on Meeting Street toward I-26. Follow road under overpass and bear left onto I-26 West. Take I-26 West to I-526 East. Continue on I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.
From South of Charleston
Take Highway 17 North to Charleston. When entering Charleston city limits, watch for sign: North Charleston 526E Right Lane. Stay in the right lane and continue on I-526 East. Follow I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.
From North of Charleston
Take Highway 17 South to Charleston. Turn right onto I-526 West. Take Exit 24 (Daniel Island). Continue on Seven Farms Drive and at the third traffic light, turn right onto Daniel Island Drive. Blackbaud is ahead on the right.
From West of Charleston
Take I-26 East to Charleston. Exit onto I-526 East. Continue on I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

BLACKBAUD, INC.
Proxy for Annual Meeting of Stockholders on June 19, 2013
Solicited on Behalf of the Board of Directors
The undersigned stockholder of Blackbaud, Inc., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2013. The undersigned stockholder hereby also appoints Jon W. Olson and Anthony W. Boor, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned stockholder would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Blackbaud, Inc., to be held on June 19, 2013 at 10:00 a.m. Eastern Time at 2000 Daniel Island Drive, Charleston, South Carolina 29492, and at any adjournments or postponements thereof, as follows:
(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF STOCKHOLDERS OF
BLACKBAUD, INC.
June 19, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access www.voteproxy.com and follow the on-screen instructions. Have your Proxy Card available when you access the web page, and use the Company Number and Account Number shown on your Proxy Card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your Proxy Card available when you call and use the Company Number and Account Number shown on your Proxy Card.
COMPANY NUMBER
ACCOUNT NUMBER
Vote online/phone until 11:59 p.m. EDT on June 18, 2013.
MAIL - Sign, date and mail your Proxy Card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Annual Meeting of Stockholders, Proxy Statement, form of electronic Proxy Card and 2012 Annual Report to

Stockholders are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25567

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	00003330303003030000 0	062012

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	1.	ELECTION OF DIRECTORS:
		NOMINEES:	FOR	AGAINST	ABSTAIN
		Marc E. Chardon	☐	☐	☐
		Sarah E. Nash	☐	☐	☐
			FOR	AGAINST	ABSTAIN
	2	TO APPROVE, ON AN ADVISORY BASIS, BLACKBAUD, INC.’S 2012 EXECUTIVE COMPENSATION.	☐	☐	☐
			FOR	AGAINST	ABSTAIN
	3	TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS BLACKBAUD, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

Signature of Stockholder	Date	Signature of Stockholder	Date

■	Note:
Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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